Amended and Restated Convertible Loan and Security Agreement

AMENDED AND RESTATED CONVERTIBLE LOAN AND SECURITY AGREEMENT
This AMENDED AND RESTATED CONVERTIBLE LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of the Effective Date (the "Effective Date"), is entered into by and between:

ENERGEA PORTFOLIO 3 AFRICA, LP, a Delaware limited partnership ("Lender"); and
HGR ENERGY, LLC (f/k/a Hecate Global Renewables LLC), a Delaware limited liability company ("Borrower").
The Lender and the Borrower are hereinafter individually referred to as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meanings ascribed to them in Section 1.

RECITALS
WHEREAS, the Lender and the Borrower (f/k/a Hecate Global Renewables LLC) entered into that certain Loan and Security Agreement, dated as of October 25, 2024 (the "Original Agreement"), pursuant to which the Lender agreed to extend a loan facility to the Borrower;
WHEREAS, since the Original Agreement, the Borrower has changed its legal name from "Hecate Global Renewables LLC" to "HGR Energy, LLC" and the Lender has converted from a Delaware limited liability company to a Delaware limited partnership;
WHEREAS, the Lender has made twelve (12) Advances to the Borrower under the Original Agreement in an aggregate principal amount of Three Million Seven Hundred Ninety-Nine Thousand Dollars ($3,799,000), and the Lender retained an additional Fifteen Thousand Dollars ($15,000) as a closing fee on the initial Advance pursuant to Section 8.7(b) of the Original Agreement, resulting in an aggregate principal indebtedness of Three Million Eight Hundred Fourteen Thousand Dollars ($3,814,000) (collectively, the "Existing Advances"), which Existing Advances remain outstanding as of the Effective Date, as more fully described on Schedule 6;
WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety in order to, among other things: (a) continue and increase the loan facility to support a portfolio of solar renewable energy projects in South Africa, commencing with the Bonsmara Project and contemplating additional Qualifying Projects added from time to time by amendment of Exhibit B; (b) establish a convertible loan structure permitting the Lender, upon and after the Conversion Date for each Qualifying Project, to convert outstanding Obligations allocated to such Qualifying Project into equity interests of Project Holdco for such Qualifying Project; (c) update the security package to reflect current entity names and structures; and (d) revise certain covenants, conditions precedent, fees, and remedies to reflect the commercial terms agreed by the Parties during April 2026;
WHEREAS, HGR International Holdings, Inc. (the "Parent") owns one hundred percent (100%) of the membership interests of the Borrower;
WHEREAS, as of the Effective Date, Bonsmara Solar PV (RF) (Pty) Ltd., a company registered under the laws of the Republic of South Africa (the "Bonsmara SPV") and the project company for the Bonsmara Project, is held one hundred percent (100%) by HGR GIBB Energy (PTY) Ltd., a company registered under the laws of the Republic of South Africa ("HGR GIBB Energy"), and at Financial Close of the Bonsmara Project, fifty-one percent (51%) of the issued share capital of the Bonsmara SPV is to be transferred from HGR GIBB Energy to HGR Bonsmara AssetCo ("HGR Bonsmara AssetCo" or "Project Holdco");
WHEREAS, David Wilhelm (the "Guarantor") previously executed a Limited Recourse Guaranty in favor of the Lender in connection with the Original Agreement (the "Existing Guaranty"), which Existing Guaranty remains in effect in accordance with its terms and is not amended, modified, or superseded by this Agreement; and
WHEREAS, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

  DEFINITIONS
The following terms have the following meanings:

"Accounting Standard" means (a) with respect to the Borrower and its Subsidiaries, International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board, applied consistently, in each case as in effect from time to time. The Borrower shall keep its books and records in accordance with IFRS for the life of the Obligations; the Lender shall translate IFRS reporting to United States generally accepted accounting principles ("GAAP") internally as required for the Lender's fund consolidation and shall not require the Borrower to change its accounting standard.
"Advance" means each advance of funds made by the Lender to the Borrower during the Borrowing Period under this Agreement, including the Existing Advances.
"Advance Maturity Date" means, with respect to each Advance, (a) prior to the Conversion Date, the Scheduled Maturity Date; and (b) from and after the Conversion Date, the date that is twenty (20) years after the date such Advance was funded, determined on a per-Advance basis as provided in Section 2.3A.
"Advance Request" means the advance request in the form attached hereto as Exhibit A, or in such other form as may be prescribed by the Lender from time to time.
"Advances" means each Advance taken together.
"Affiliate" means, with reference to a specified Person: (a) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; or (b) any Person that is an officer, general partner, managing member, manager, or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner, or trustee, or serves in a similar capacity.
"Amendment Fee" means One Hundred Thousand Dollars ($100,000), payable by the Borrower to the Lender as a condition to the effectiveness of this Agreement. The Amendment Fee shall be settled in cash by netting the Amendment Fee against the Gross Advance Amount of the first Advance funded after the Effective Date, such that the Lender shall disburse to the Borrower the Gross Advance Amount of such first Advance net of the Amendment Fee (and net of any Structuring Fee being satisfied at disbursement pursuant to Section 2.4); provided that, at the Lender's sole election in accordance with applicable Law, the Lender's regulatory and accounting requirements, and customary commercial-lending practice, the Lender may direct that the Amendment Fee be settled by another cash method, including by direct cash payment from the Borrower or by netting against any other Advance. For the avoidance of doubt, (a) the Amendment Fee shall not be added on top of the Gross Advance Amount of any Advance as an additional capitalized principal amount; the Gross Advance Amount of the Advance against which the Amendment Fee is netted shall constitute the principal of such Advance for all purposes hereunder, including the calculation of the Conversion Amount; and (b) the Amendment Fee is in addition to the Structuring Fee.
"Anti-Corruption Laws" means any applicable Law related to combating corruption or bribery, including the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law.
"Anti-Money Laundering Laws" means any applicable Law related to combating money laundering, suspicious transactions, trade embargoes, economic sanctions, or terrorist financing, including the US Bank Secrecy Act of 1986 and the USA Patriot Act of 2001, to the extent applicable to the Parties and to this Agreement.
"Applicable Exchange Rate" means, with respect to any conversion of an amount denominated in South African Rand (ZAR) to United States Dollars (USD) (or the reverse) for purposes of any Reconciliation Certificate, monthly status report, or other deliverable hereunder, the South African Reserve Bank (SARB) published mid-rate as of the date of the relevant certificate or report.
"Approved Budget" means the budget approved by the Lender pursuant to Section 2.2 and Schedule 3, comprising (a) a Project Budget for each Qualifying Project - the budget of all costs directly attributable to such Qualifying Project, including pre-Financial Close development expenditure, acquisition costs, due diligence costs (technical, legal, environmental), guarantees and bonds, supplier and consultant fees, EPC and construction costs, and lender process costs identifiable to such Qualifying Project; and (b) the Working Capital / Central Costs Budget - the Borrower's budget of working capital, overhead, and central administrative costs not directly attributable to any single Qualifying Project, prepared on a Fiscal Year basis and allocated across all then-current Qualifying Projects in accordance with the Project Cost Allocation methodology set forth in Schedule 3.
"Bonsmara Project" means the Bonsmara solar renewable energy generation project being developed by the Bonsmara SPV, as more fully described on Schedule 2 and on Exhibit B-1.

"Bonsmara SPV" means Bonsmara Solar PV (RF) (Pty) Ltd., a company registered under the laws of the Republic of South Africa, Registration Number 2021/895939/07 with registered office at Building 4, 19th Ninth Street, Glenhove & Ninth Street, Rosebank, Republic of South Africa, which is the project company that holds all rights, interconnection, permits, and contracts for the Bonsmara Project. As of the Effective Date, one hundred percent (100%) of the issued share capital of the Bonsmara SPV is held by HGR GIBB Energy; at Financial Close of the Bonsmara Project, in a single transaction, fifty-one percent (51%) of the issued share capital of the Bonsmara SPV shall be transferred from HGR GIBB Energy to HGR Bonsmara AssetCo and forty-nine percent (49%) of the issued share capital of the Bonsmara SPV shall be transferred from HGR GIBB Energy to GIBB.
"Borrowing Period" means the period beginning on the Effective Date and ending on the first to occur of: (a) an Event of Default; or (b) the date that is thirty-six (36) months after the Effective Date (the "Scheduled Maturity Date"); provided that the Lender may, in its sole discretion, extend the Scheduled Maturity Date for successive six (6)-month periods upon written notice to the Borrower delivered not fewer than thirty (30) days prior to the then-applicable Scheduled Maturity Date; and provided further that after the occurrence of an Event of Default, the Lender may make additional Advances if the Lender consents in its sole discretion. For the avoidance of doubt, the Borrowing Period governs the availability of new Advances; it does not determine the maturity of Advances, which is separately governed by the Advance Maturity Date and, with respect to post-Conversion amortization, Section 2.3A.
"Business Day" means any day of the year that is not a Saturday, Sunday, or a day on which banks are required or authorized by law to close in New York, New York.
"Change of Control" means the occurrence of any of the following events: (a) the Parent ceases to own and control, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of the Borrower; (b) the Borrower ceases to own and control, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of HGR Bonsmara AssetCo from and after its formation; provided that the reduction in the Borrower's ownership of HGR Bonsmara AssetCo from one hundred percent (100%) to thirty-three percent (33%) (or such other percentage as results from the Lender's exercise of the Conversion Right) on and after the Conversion Date for the Bonsmara Project shall not constitute a Change of Control; (c) following Financial Close of the Bonsmara Project, HGR Bonsmara AssetCo ceases to own and control, directly or indirectly, fifty-one percent (51%) of the outstanding equity interests of the Bonsmara SPV; (d) the Borrower sells, transfers, or otherwise disposes of all or substantially all of its assets; or (e) any other event that, in the Lender's reasonable determination, results in a material change in the ownership, control, or management of the Borrower, HGR Bonsmara AssetCo, or the Bonsmara SPV.
"CIPC" means the Companies and Intellectual Property Commission of the Republic of South Africa.
"Closing Fee" means a fee equal to One Hundred Thousand Dollars ($100,000) payable by the Borrower to the Lender upon the final repayment in full of the Obligations. For the avoidance of doubt, no Closing Fee shall be payable upon or in connection with any conversion pursuant to Section 2.5.
"COD" or "Commercial Operation Date" means, with respect to each Qualifying Project, the date on which such Qualifying Project achieves commercial operation as certified in accordance with the relevant power purchase agreement.
"Collateral" means: (a) all membership interests, units, or other equity interests of the Borrower, whether now owned or hereafter acquired by the Parent (the "Pledged Interests"); (b) all economic, voting, consent, control, and management rights associated with such equity interests; (c) all equity interests of HGR Bonsmara AssetCo owned by the Borrower from and after the formation of HGR Bonsmara AssetCo, and all equity interests of HGR GIBB Energy held directly or indirectly by the Borrower or the Parent (it being understood that, from and after Financial Close of the Bonsmara Project, HGR GIBB Energy shall hold no equity interest in the Bonsmara SPV, and the Lender's Lien on HGR GIBB Energy interests shall continue solely with respect to such other assets as HGR GIBB Energy may then hold) (collectively, the "Subsidiary Pledged Interests"); and (d) all proceeds of the foregoing. Algerian assets and any interests held by the Borrower, the Parent, or any Affiliate in projects located in Algeria are excluded from the Collateral.
"Compensation Increase" means, with respect to the Borrower and each of its Subsidiaries, any of the following: (a) any increase to the existing base compensation of any person (other than adjustments not to exceed the rate of inflation for the relevant period as published by the U.S. Bureau of Labor Statistics); (b) any bonus or discretionary payment (other than the Project Team Bonus Pool and payments required by a Contract existing on the Effective Date and previously disclosed to the Lender); or (c) any new or increased Benefit Plan benefits.

"Contract" means any agreement, contract, lease, license, instrument, or other legally binding arrangement, whether written or oral.
"Conversion Amount" means, with respect to each Qualifying Project, the aggregate principal amount of Obligations (including outstanding Advances) allocated to such Qualifying Project that has been converted into Project Holdco Equity pursuant to Section 2.5, together with, solely if elected by the Lender, all accrued and unpaid interest thereon.
"Conversion Date" means, with respect to each Qualifying Project, the date on which the Lender delivers a Conversion Notice to the Borrower; provided that no Conversion Date shall occur with respect to a Qualifying Project until each of the following conditions has been satisfied (the "Conversion Date Preconditions"): (a) the Project Holdco for such Qualifying Project has been duly formed and is in good standing; (b) the share transfer effecting transfer of the required equity in the project company to such Project Holdco at Financial Close has been completed and registered with CIPC (or the equivalent filing authority in the relevant jurisdiction); (c) the securities register of such Project Holdco has been updated to reflect the required ownership; and (d) such exchange control or Reserve Bank approvals as may be required under applicable law to give effect to the foregoing have been obtained. The Conversion Date Preconditions for each Qualifying Project are further specified in Section 8.4 and in the applicable Exhibit B-[n]. Any purported Conversion Notice delivered prior to satisfaction of the Conversion Date Preconditions shall be of no force or effect until the Conversion Date Preconditions are satisfied.
"Conversion Equity Percentage" means, with respect to each Qualifying Project, the percentage of the issued equity of the applicable Project Holdco that the Lender shall acquire upon a conversion pursuant to Section 2.5 at the Maximum Conversion Amount, as set forth in the applicable Exhibit B-[n] for such Qualifying Project. The Conversion Equity Percentage for the Bonsmara Project is sixty-seven percent (67%); the Conversion Equity Percentage for each subsequent Qualifying Project shall be set forth in the applicable Exhibit B-[n] as agreed between the Parties at the time such Qualifying Project is added.
"Conversion Notice" has the meaning set forth in Section 2.5(c).
"Conversion Right" means the Lender's right to convert all or any portion of the Obligations allocated to a Qualifying Project into Project Holdco Equity pursuant to Section 2.5.
"Default Rate" means the then-applicable interest rate (whether the Interest Rate or the Step-Up Rate) plus five percent (5%) per annum.
"Developer Fee Payment" means any developer fee, management fee, reimbursement payment, guarantee release payment, construction bond refund, utility interconnection deposit refund, capital release, or other payment, refund, reimbursement, or cash inflow of any kind received by the Borrower or any Affiliate from or in connection with the Bonsmara SPV, any Qualifying Project, any Project Financing, any Governmental Authority, any utility or interconnection counterparty, or any Qualifying Project-related transaction.
"Distribution" means: (a) the transfer to any Person's equity holders by reason of their ownership of any capital securities of such Person of cash or other property without consideration, whether by way of distribution or otherwise, other than transfers by the Bonsmara SPV to HGR Bonsmara AssetCo, or by HGR Bonsmara AssetCo to the Borrower, in each case contemplated by the Approved Budget or consented to in writing by the Lender; or (b) the purchase or redemption of capital securities of any Person for cash or property.
"Effective Date" means the date on which the last party hereto executes a counterpart of this Agreement, as reflected in the digital signature timestamps in DocuSign (or equivalent execution platform).
"Energea SA Holdco" means a South African private company wholly owned, directly or indirectly, by the Lender, which the Lender may form, designate, or substitute from time to time at its discretion as the entity through which the Lender holds its equity interest in HGR Bonsmara AssetCo or otherwise gives effect to its rights under this Agreement, and which the Lender may, at its election, designate as the recipient entity for Project Holdco Equity issued in connection with each conversion pursuant to Section 2.5.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
"Event of Default" has the meaning set forth in Section 9.1. "Existing Advances" has the meaning set forth in the Recitals. "Existing Guaranty" has the meaning set forth in the Recitals.

"Exit Event" means the earlier to occur of: (a) the repayment in full of all Obligations; (b) the consummation of a conversion pursuant to Section 2.5 covering all then-outstanding Obligations (to the extent no Residual Debt remains outstanding); or (c) any other event designated as an "Exit Event" by mutual written agreement of the Parties.
"Financial Certificate" means the financial compliance certificate in the form reasonably required by the Lender from time to time, certifying the Borrower's compliance with the financial and reporting covenants of this Agreement.
"Financial Close" or "FC" means, with respect to each Qualifying Project, the date on which all conditions to the effectiveness and initial disbursement of the senior project debt financing for such Qualifying Project have been satisfied or waived and such financing has been funded (or is contemporaneously funded with the share transfer contemplated by the Conversion Date Preconditions).
"Fiscal Year" means the calendar year ending December 31, or such other annual accounting period as the Borrower may adopt with the prior written consent of the Lender.
"Fundamental Conditions" means: (a) each Loan Document is and remains in full force and effect; (b) all representations and warranties of the Borrower in the Loan Documents are true and correct in all material respects as of the relevant date (except to the extent stated to relate to a specific earlier date); (c) all covenants and agreements of the Borrower in the Loan Documents have been complied with in all respects; and (d) no Event of Default or Material Adverse Effect has occurred or is continuing.
"GIBB" means GIBB-Crede (Pty) Ltd, a company duly incorporated under the laws of the Republic of South Africa, Registration Number 2022/56934/07, with registered office at Building 4, 19th Ninth Street, Glenhove & Ninth Street, Rosebank, Republic of South Africa, which as of the Effective Date holds forty-nine percent (49%) of the issued share capital of HGR GIBB Energy and from and after Financial Close of the Bonsmara Project shall hold forty-nine percent (49%) of the issued share capital of the Bonsmara SPV directly.
"Governmental Authority" means any federal, state, provincial, local, municipal, or foreign government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, or instrumentality, court, tribunal, arbitrator, or self-regulatory organization.
"Gross Advance Amount" means, with respect to any Advance, the dollar amount disbursed to the Borrower in respect of such Advance, as set forth in the applicable Advance Request and approved by the Lender.
"Guarantor" means David Wilhelm.
"HGR Bonsmara AssetCo" or "Project Holdco" means the South African private company to be formed by the Borrower as a wholly-owned subsidiary for the purpose of holding fifty-one percent (51%) of the equity interests in the Bonsmara SPV in accordance with this Agreement, as evidenced by the formation deliverables required pursuant to the Conversion preconditions applicable to such Project under the relevant Project Specifications Exhibit, which from and after Financial Close of the Bonsmara Project shall hold fifty-one percent (51%) of the issued share capital of the Bonsmara SPV. With respect to each Qualifying Project added to Exhibit B after the Effective Date, "Project Holdco" shall refer to the corresponding project holding entity identified in the applicable Exhibit B-[n].
"HGR GIBB Energy" means HGR GIBB Energy (PTY) Ltd., a company registered under the laws of the Republic of South Africa, Registration Number 2022/783372/07, with registered office at Building 4, 19th Ninth Street, Glenhove & Ninth Street, Rosebank, Republic of South Africa, which as of the Effective Date holds one hundred percent (100%) of the issued share capital of the Bonsmara SPV and from and after Financial Close of the Bonsmara Project shall cease to hold any equity interest in the Bonsmara SPV.
"Interest Rate" means thirteen and one-half percent (13.5%) per annum, simple interest (non-compounding).

"Joint Development Agreement" means a development, co-development, or joint development agreement entered into by the Borrower or any of its Affiliates with a project-development counterparty in respect of any Qualifying Project (or prospective Qualifying Project), including the Joint Development Agreement between the Borrower and Africa50 Project Development Limited in respect of the Bumpe Project.
"Law" means all laws, statutes, ordinances, rules, and regulations applicable to the Person, conduct, transaction, agreement, or matter in question, including all applicable statutory law, common law, and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of Governmental Authorities.

"Lien" means any charge, claim, pledge, lien, mortgage, option, security interest, right of first refusal, or similar restriction of any kind, whether voluntary or involuntary.
"Loan Documents" means this Agreement, any Advance Request, the Parent Pledge Agreement, the Subsidiary Pledge Agreement, the Secured Promissory Note, the Existing Guaranty, the Shareholders' Agreement Term Sheet, and any other document executed in connection with such documents, as each may be amended, renewed, replaced, modified, or extended from time to time.
"Loan Entity" means the Borrower, the Parent, HGR Bonsmara AssetCo, the Bonsmara SPV, HGR GIBB Energy, and each of their respective Subsidiaries.
"Material Adverse Effect" means, in the reasonable discretion of the Lender: (a) a material impairment in the perfection or priority of the Lender's Lien in a substantial portion of the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, or any Qualifying Project (taken as a whole); or (c) a material impairment in the ability of the Borrower to repay any portion of the Obligations when due.
"Maximum Advance Amount" means the lesser of: (a) Eighty Million Dollars ($80,000,000); and (b) the sum of all Project Maximum Amounts.
"Maximum Conversion Amount" means, with respect to each Qualifying Project, an amount equal to the product of
(i) the Conversion Equity Percentage for such Qualifying Project and (ii) the Project Holdco Conversion Valuation for such Qualifying Project. The Maximum Conversion Amount for the Bonsmara Project shall be calculated in accordance with Exhibit B-1.
"Minimum Advance Amount" means Twenty-Five Thousand Dollars ($25,000).
"Monthly Financial Report" means the package of monthly deliverables comprising (a) bank statements pursuant to Section 7.1.1(b), (b) the project status report pursuant to Section 7.1.1(c), and (c) the ZAR/USD reconciliation pursuant to Section 7.1.1(h), each delivered together within fifteen (15) Business Days after the end of each calendar month.
"Net Dollars Allocated" means, with respect to each Qualifying Project and determined as of such Qualifying Project's COD, (a) the aggregate amount of Advances applied to development, construction, and pre-COD costs of such Qualifying Project, minus (b) any amounts received back by the Lender or applied as mandatory prepayments under Section 2.5(e) or Section 4.3 in respect of such Qualifying Project prior to COD. Net Dollars Allocated shall be certified by the Borrower to the Lender in a form reasonably acceptable to the Lender and shall be subject to the Lender's approval.
"New Project" means any renewable energy project other than a Qualifying Project, unless the Lender has consented in writing to the Borrower's participation in such project.
"Non-Compete Arrangement" means any contract, arrangement, agreement, or understanding that would restrict the ability of the Borrower or any Subsidiary to develop, construct, own, operate, or finance renewable energy projects.
"Obligations" means the due and punctual performance of all obligations under the Loan Documents, including the payment of principal, interest, Structuring Fees, the Amendment Fee, the Closing Fee (if any), any Prepayment Premium, and any other amounts owed, and the performance of all representations, warranties, agreements, and covenants under the Loan Documents.
"Offtaker" means the counterparty to a Power Purchase Agreement (or analogous offtake agreement) for any Qualifying Project, being the entity obligated to purchase the electricity (and, where applicable, capacity, ancillary services, or environmental attributes) generated by such Qualifying Project.
"Officer's Certification" means a certificate signed by an authorized officer of the Borrower certifying as to the matters set forth therein, in the form reasonably required by the Lender from time to time.
"Original Agreement" has the meaning set forth in the Recitals.
"Parent" means HGR International Holdings, Inc., a Delaware corporation.
"Parent Pledge Agreement" means the Amended and Restated Parent Pledge Agreement to be executed by the Parent in favor of the Lender pursuant to Section 8.3(e), pledging all of the Parent's membership interests in the Borrower.

"Permitted Compensation Increase" means stipends payable to existing employees of the Borrower or any Subsidiary not to exceed Thirty Thousand Dollars ($30,000) per month in the aggregate.
"Permitted Liens" means: (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings; (b) Liens granted by the Loan Documents; (c) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff, or landlord's liens; (d) attachments, appeal bonds, judgments, and other similar Liens for sums not exceeding Fifty Thousand Dollars ($50,000) arising in connection with court proceedings, provided the claims secured thereby are being actively contested in good faith; and (e) Liens arising from a Project Financing, if and only if such Liens attach solely to the assets of the applicable Qualifying Project and do not attach to the Pledged Interests or the Subsidiary Pledged Interests. The Liens existing as of the Effective Date are set forth on Schedule 5.
"Permitted Related Party Transaction" means any transaction between the Borrower and a Related Party that: (a) has been approved in writing by the Lender (which approval may be given in advance by inclusion in the Approved Budget with itemized identification of the specific Related Party and transaction); and (b) is on arm's-length terms. The related party transactions existing as of the Effective Date are set forth on Schedule 7.
"Power Purchase Agreement" means with respect to each Qualifying Project, the power purchase agreement (or analogous offtake agreement) entered into by the project company for such Qualifying Project with the Offtaker for the sale of electricity (and, where applicable, capacity, ancillary services, or environmental attributes) generated by such Qualifying Project.
"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.
"Pipeline Projects" means the second and third Qualifying Projects added to Exhibit B after the Bonsmara Project. "Pledged Interests" has the meaning set forth in the definition of "Collateral."
"Pledgor's Contribution Amount" means the sum of capital contributions made by the Parent to the Borrower. As of the Effective Date, the Pledgor's Contribution Amount is $2,136,563.73, as evidenced in Schedule 1, representing capital contributions documented in the Borrower's financial statements. Any future capital contributions shall require the prior written consent of the Lender.
"Prepayment Premium" has the meaning set forth in Section 4.2.
"Prior Commitment Amount" means the maximum aggregate advance amount under the Original Agreement, which the Borrower has exceeded by approximately One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) since February 2025.
"Project Budget" has the meaning given in the definition of "Approved Budget."
"Project Cost Allocation" means, with respect to any expenditure of the Borrower or a Qualifying Project entity, the allocation of such expenditure between the Project Budget and the Working Capital / Central Costs Budget in accordance with the Approved Budget.
"Project Financing" means any senior debt financing (including any refinancing thereof) incurred by a project company in connection with the development, construction, operation, or refinancing of a Qualifying Project, which financing is (a) on a limited or non-recourse basis to the Borrower, the Parent, and each Project Holdco (other than customary limited recourse carve-outs), (b) secured solely by the assets, revenues, and contractual rights of the applicable project company and the Qualifying Project to which it relates, and (c) on terms consistent with market practice for utility-scale renewable energy project financings in the applicable jurisdiction. The Borrower shall keep the Lender informed of the progress and material terms of any Project Financing throughout the financing process and shall deliver copies of the executed Project Financing documents within ten (10) Business Days of financial close of such Project Financing. The Borrower shall use commercially reasonable efforts to negotiate an intercreditor agreement between the Lender and the Project Financing lender on customary terms for the applicable market, which intercreditor agreement shall be guided by the principles set forth in Schedule 8 (Intercreditor Principles).
"Project Holdco" has the meaning set forth in the definition of "HGR Bonsmara AssetCo."
"Project Holdco Conversion Valuation" means, with respect to each Qualifying Project, the dollar amount specified as the Project Holdco Conversion Valuation for such Qualifying Project in the applicable Exhibit B-[n], representing the Parties' agreed enterprise value of the applicable Project Holdco for purposes of calculating the Maximum

Conversion Amount under Section 2.5(b). The Project Holdco Conversion Valuation for the Bonsmara Project is set forth in Exhibit B-1.
"Project Holdco Equity" means equity interests of a Project Holdco acquired by the Lender (or its designee, including Energea SA Holdco or another wholly owned designee) pursuant to Section 2.5.
"Project Maximum Amount" means, with respect to each Qualifying Project, the maximum amount that may be advanced under this Agreement for such Qualifying Project, as set forth in the applicable Exhibit B-[n].
"Project Status Report" means the project status report required to be delivered monthly for each Qualifying Project pursuant to Section 7.1.1(c), in a format reasonably acceptable to the Lender, covering the matters set forth in such Section.
"Project Team Bonus Pool" means a one-time payment of US$150,000 (one hundred fifty thousand United States Dollars) payable at the Financial Close of the Bonsmara Project to the Borrower's project-development team, funded out of Developer Fee Payments received at the Financial Close of the Bonsmara Project as provided in Section 2.2. For the avoidance of doubt, the Project Team Bonus Pool is a single, life-of-loan cap; no analogous payment, bonus, or carve-out shall accrue with respect to any other Qualifying Project absent the prior written agreement of the Lender.
"Qualifying Project" means each renewable energy project identified in an Exhibit B-[n] attached to this Agreement, as Exhibit B may be amended from time to time with the written consent of the Lender. The Bonsmara Project, Bumpe Project, and Marang Green Project are the initial Qualifying Projects and are identified in Exhibits B-1, B-2, and B-3, respectively. Additional Qualifying Projects may be added by amendment of Exhibit B; such amendment shall not constitute an amendment of this Agreement but shall conform to the master provisions hereof. No battery energy storage system (BESS) project shall be added as a Qualifying Project without the prior written consent of the Lender. Projects located in Algeria shall not be added as Qualifying Projects.
"Related Party" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, or any officer, director, manager, member, partner, or equity holder of such Person or of any such controlling, controlled, or commonly controlled entity. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
"Residual Debt" means, with respect to each Qualifying Project and determined as of the Conversion Date for such Qualifying Project, any Obligations allocated to such Qualifying Project in excess of the Maximum Conversion Amount that remain outstanding as debt of the Borrower following a conversion pursuant to Section 2.5, together with any Obligations that are not allocated to any specific Qualifying Project and therefore remain at the Borrower level.
"Scheduled Maturity Date" has the meaning set forth in the definition of "Borrowing Period."
"Secured Promissory Note" means the Amended and Restated Secured Promissory Note executed by the Borrower in favor of the Lender concurrently herewith.
"Shareholders' Agreement" means each definitive shareholders' agreement governing a Project Holdco (and, to the extent applicable, the underlying project company) to be negotiated and executed following the Conversion Date for the applicable Qualifying Project, based on the terms set forth in the Shareholders' Agreement Term Sheet.
"Shareholders' Agreement Term Sheet" means the binding term sheet for the shareholders' agreement or agreements governing each Project Holdco (and, where relevant, the underlying project company) following any conversion pursuant to Section 2.5, which term sheet contemplates a two-layer shareholders' arrangement: (a) a Layer 1 shareholders' agreement at the Project Holdco level, between the Lender (directly or, at the Lender's election, acting through Energea SA Holdco or another wholly-owned designee) and the Borrower, establishing the Lender's majority-owner control posture; and (b) a Layer 2 shareholders' agreement at the project company level, between the Project Holdco and any non-Lender shareholder, establishing negative covenants, rights of first refusal, and other protective provisions. Neither arrangement shall be characterized or construed as a joint venture.
"Step-Up Rate" means eighteen and one-half percent (18.5%) per annum.
"Structuring Fee" means a fee equal to five percent (5%) of the Gross Advance Amount of each Advance funded after the Effective Date, payable in cash by the Borrower to the Lender pursuant to Section 2.4. The Structuring Fee shall not be added on top of the Gross Advance Amount of any Advance as an additional capitalized principal amount; for the avoidance of doubt, the Gross Advance Amount of any Advance constitutes the principal of such Advance for all purposes hereunder, including the calculation of the Conversion Amount. For the further avoidance of doubt, (a) the Structuring Fee does not apply to any Existing Advance or to any Advance funded prior to the Effective Date, and (b) the Structuring Fee is in addition to the Amendment Fee and the interest payable under Section 2.3.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, or other entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity interests or voting power.
"Subsidiary Pledge Agreement" means the Amended and Restated Subsidiary Pledge Agreement executed by the Borrower in favor of the Lender, pledging all of the Borrower's direct and indirect equity interests in HGR Bonsmara AssetCo and each project company under this Agreement (including the Bonsmara SPV), as further specified therein.
"Subsidiary Pledged Interests" has the meaning set forth in the definition of "Collateral."
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
"Working Capital / Central Costs Budget" has the meaning given in the definition of "Approved Budget."

  THE FACILITY
    Advances; Secured Promissory Note; Existing Advances.
  At any time during the Borrowing Period, the Borrower may deliver to the Lender an executed Advance Request setting forth the Gross Advance Amount of the Advance that the Borrower desires; provided that the aggregate Gross Advance Amount of all Advances (including the Existing Advances) shall not exceed the Maximum Advance Amount. There is no minimum notice period for Advance Requests, and the Borrower may submit Advance Requests on any timing. Invoices and supporting documentation for any Advance may be delivered retrospectively - with respect to any Advance Request, the Borrower shall include invoices and supporting documentation for the prior Advance, if not already delivered, rather than for the Advance then being requested. The Approved Budget for each Qualifying Project constitutes pre-approved authorization for the use of proceeds set forth therein, such that use-by-use invoice-level approval is not required. The Borrower acknowledges and agrees that the Lender shall have no obligation whatsoever to make any Advance, regardless of whether an Advance Request has been delivered, whether the requested amount meets or exceeds the Minimum Advance Amount, or whether all Fundamental Conditions have been satisfied. Any Advance made by the Lender shall be made solely at the Lender's discretion, may be made in whole or in part, and may be declined for any reason or no reason.
  If the Lender elects, in its sole and absolute discretion, to fund an Advance following an Advance Request, the Lender may review and, if approved, fund the Advance within such time frame as the Lender may determine. The Lender may reject an Advance Request if any of the conditions set forth in Section 8.2 are not satisfied.
  The Existing Advances are hereby incorporated into this Agreement and shall be treated as Advances made hereunder for all purposes, including for purposes of calculating the Conversion Amount for the applicable Qualifying Project (to the extent allocated thereto), interest accrual, and the Maximum Advance Amount. Each Existing Advance shall retain its original funding date for purposes of calculating the applicable Advance Maturity Date.
    Use of Proceeds.
Each Advance shall be used solely for the development, construction, or other costs of a Qualifying Project as set forth in the Approved Budget for such Qualifying Project. The Borrower shall not use, and shall ensure that its directors, officers, and agents do not use, the proceeds of any Advance, directly or indirectly, in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, or in a manner inconsistent with the Approved Budget. The Borrower shall not reallocate proceeds among Qualifying Projects or among line items within the Approved Budget without the prior written consent of the Lender, and the Borrower's breach of this covenant shall be tested with reference to the use-of-funds discipline required by Section 7.1.9. Notwithstanding the foregoing, the Borrower may apply up to US$150,000 of any Developer Fee payment at the Financial Close of the Bonsmara Project to fund the Project Team Bonus Pool.

    Interest.
Interest will accrue on the outstanding principal of each Advance from the date such Advance was made at the Interest Rate. Interest shall accrue but shall not compound. Prior to the Conversion Date for the Qualifying Project to which an Advance is allocated, interest on all Advances shall be payable monthly, in arrears, in cash, on the last Business Day of each calendar month, consolidated into a single payment for all then-outstanding Advances notwithstanding the individual funding date of each Advance, with per-Advance interest calculated from the applicable funding date; any remaining accrued and unpaid interest shall be paid on the applicable Advance Maturity Date. From and after the Conversion Date for a Qualifying Project, Section 2.3A (Post-Conversion Amortization) shall govern the payment of principal and interest on each Advance allocated to such Qualifying Project.
Notwithstanding the foregoing: (a) if the Parent Pledge Agreement is not fully executed and delivered by the date specified in Section 8.3(e) for its delivery, the Interest Rate shall automatically, without further action of the Parties, increase to the Step-Up Rate per annum until such execution; and (b) upon the occurrence and during the continuance of an Event of Default, the then-current interest rate on each Advance will increase by five percent (5%) per annum (the "Default Rate"), which interest shall be payable upon demand.
For the avoidance of doubt, the interest rate applicable to each Advance shall be determined as follows: (a) Base Rate: 13.5% per annum; (b) Step-Up Rate: 18.5% per annum (applicable if the Parent Pledge Agreement is not delivered by the date specified in Section 8.3(e), replacing the Base Rate until delivery); and (c) Default Rate: the then-applicable rate (whether Base Rate or Step-Up Rate) plus 5% per annum (applicable upon and during the continuance of an Event of Default). The Step-Up Rate and the Default Rate are cumulative only to the extent that the Default Rate is calculated on the then-applicable rate.
Interest will be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

    A Post-Conversion Amortization.
  Application. From and after the Conversion Date for a Qualifying Project, this Section 2.3A shall govern the amortization of any Residual Debt attributable to such Qualifying Project. The portion of the Obligations converted into Project Holdco Equity on such Conversion Date shall, as of the Conversion Date, cease to constitute Obligations outstanding as debt and shall not be subject to further amortization under this Section 2.3A or accrue any interest.
  Amortization Schedule. The Residual Debt attributable to each Qualifying Project shall amortize on a fully amortizing, mortgage-style basis through equal monthly installments of principal and interest, calculated to fully amortize the Residual Debt over a period of twenty (20) years measured from the Conversion Date for such Qualifying Project, applying the Interest Rate then in effect under Section 2.3. Each monthly installment shall be due and payable on the last Business Day of each calendar month, commencing with the first full calendar month following such Conversion Date. For the avoidance of doubt, the Residual Debt principal balance for each Qualifying Project shall include all interest accrued but unpaid on Advances allocated to such Qualifying Project as of the Conversion Date, in accordance with Section 2.5(h)(vii).
  Per-Advance Determination. Where Residual Debt arises from multiple Advances allocated to the same Qualifying Project, the amortization schedule shall be calculated on an aggregate basis for all such Advances as of the Conversion Date for such Qualifying Project, with the resulting equal monthly installment apportioned pro rata among the constituent Advances solely for purposes of internal accounting and the application of payments under Section 4.2.
  Interest Rate Adjustments. Any change to the Interest Rate pursuant to Section 2.3 (including any application of the Step-Up Rate or Default Rate) shall result in a corresponding re-amortization of the remaining Residual Debt over the then-remaining term, such that the aggregate Residual Debt continues to fully amortize on or before the twentieth (20th) anniversary of the applicable Conversion Date.
  Application of Mandatory Prepayments. Mandatory prepayments applied to Residual Debt pursuant to Section 4.3 shall be applied to reduce the outstanding principal balance of the Residual Debt and shall result in a corresponding re-amortization of the remaining monthly installments over the then-remaining term, with no shortening of the amortization schedule unless the Lender otherwise elects in writing.
  For the avoidance of doubt: (i) prior to any Conversion Date, Section 2.3 (interest-only, monthly consolidated) governs all Advances; (ii) on and after the Conversion Date for a Qualifying Project, this Section 2.3A governs the Residual Debt attributable to such Qualifying Project; and (iii) Advances allocated to any other Qualifying Project that has not yet reached its Conversion Date shall continue to be governed by Section 2.3 until the Conversion Date for such other Qualifying Project occurs.
    Structuring Fee.
The Borrower shall pay to the Lender a Structuring Fee equal to five percent (5%) of the Gross Advance Amount of each Advance funded after the Effective Date. The Structuring Fee shall be settled in cash in such manner and at such time as the Lender shall determine in its sole discretion in accordance with applicable Law, the Lender's regulatory and accounting requirements, and customary commercial-lending practice. Without limiting the foregoing, the Lender may elect to satisfy the Structuring Fee in respect of any Advance by any one or a combination of the following methods: (a) netting the Structuring Fee against the Gross Advance Amount of such Advance at the time of disbursement, in which case the Lender shall disburse to the Borrower the Gross Advance Amount net of the Structuring Fee being so satisfied; (b) netting the Structuring Fee against the Gross Advance Amount of any subsequent Advance; or (c) invoicing the Borrower for the Structuring Fee, in which case the Borrower shall pay the invoiced amount in immediately available funds, to the account designated by the Lender, within ten (10) Business Days of the date of such invoice. The Lender shall communicate its election to the Borrower in writing in connection with the disbursement of the relevant Advance or, in the case of clause (c), in the relevant invoice. The Structuring Fee shall not be added on top of the Gross Advance Amount of any Advance as an additional capitalized principal amount; the Gross Advance Amount of each Advance constitutes the principal of such Advance for all purposes hereunder, including the calculation of the Conversion Amount. For the avoidance of doubt, no Structuring Fee shall apply to any Existing Advance or to any Advance funded prior to the Effective Date, and the Structuring Fee is in addition to the Amendment Fee and the interest payable under Section 2.3.
    Lender Conversion Right.
      Conversion Triggers. The Lender shall have the sole and absolute right, but not the obligation, to convert all or any portion of the Obligations allocated to any Qualifying Project into Project Holdco Equity for such Qualifying Project upon the occurrence of any of the following, in each case only on and after the applicable Conversion Date (and, for the avoidance of doubt, only if the Conversion Date Preconditions for such Qualifying Project have been satisfied):
        At the Lender's sole election, at any time on or after the Commercial Operation Date for such Qualifying Project, subject to the satisfaction of the Conversion Date Preconditions for such Qualifying Project;
        Upon the occurrence and continuance of an Event of Default (subject to the Conversion Date Preconditions having been satisfied for the applicable Qualifying Project); or
        Automatically, without notice, upon the occurrence of any Event of Default under Section 9.1(e) or Section 9.1(f) (insolvency events), subject to the Conversion Date Preconditions having been satisfied for the applicable Qualifying Project. For any Qualifying Project where the Conversion Date Preconditions have not been satisfied at the time of an insolvency event, the Lender shall retain all remedies under Section 10 in respect of such Qualifying Project's Obligations (including acceleration), and Section 10.3 (Attorney-in-Fact) shall apply to cause the Conversion Date Preconditions to be satisfied to the extent possible.
      Conversion Into Project Holdco. Upon conversion, the Lender (directly or, at the Lender's election, through Energea SA Holdco or another wholly-owned designee) shall acquire Project Holdco Equity representing a percentage ownership of the applicable Project Holdco equal to the Conversion Equity Percentage for such Qualifying Project, as set forth in the applicable Exhibit B-[n]. The Maximum Conversion Amount for each Qualifying Project is equal to the Conversion Equity Percentage for such Qualifying Project multiplied by the Project Holdco Conversion Valuation for such Qualifying Project. For the avoidance of doubt, the equity grant under this Section 2.5(b) is calculated dollar-for-dollar against the Project Holdco Conversion Valuation, capped at the Conversion Equity Percentage; any Obligations principal that would otherwise be allocable to such Qualifying Project in excess of the Maximum Conversion Amount shall instead constitute Residual Debt under Section 2.5(h). For the avoidance of doubt, (i) the Conversion Right attaches to the equity of the Project Holdco (HGR Bonsmara AssetCo in the case of the Bonsmara Project) and not to the equity of the underlying Bonsmara SPV or any other project company, (ii) any Obligations allocated to a Qualifying Project in excess of the Maximum Conversion Amount for such Qualifying Project shall constitute Residual Debt and shall remain outstanding as debt of the Borrower governed by Section 2.5(h), and (iii) no conversion fee shall be charged in connection with any conversion pursuant to this Section 2.5.

For the avoidance of doubt and by way of illustration, in the case of the Bonsmara Project (where the Conversion Equity Percentage is sixty-seven percent (67%)), the Lender's exercise of the Conversion Right at the Maximum Conversion Amount results in the Lender holding sixty-seven percent (67%) of the equity of HGR Bonsmara AssetCo, which in turn holds fifty-one percent (51%) of the equity of the Bonsmara SPV, yielding an indirect look-through ownership by the Lender of approximately thirty-four and seventeen one-hundredths percent (34.17%) of the Bonsmara SPV; the Borrower's residual look-through ownership is approximately sixteen and eighty-three one-hundredths percent (16.83%); and GIBB's direct ownership of the Bonsmara SPV remains forty-nine percent (49%).
      Conversion Mechanics. Conversion shall occur upon the Lender's delivery of a written notice (a "Conversion Notice") specifying the Qualifying Project to which the conversion relates, the Conversion Amount to be converted, and the resulting percentage ownership of the applicable Project Holdco. The date on which such Conversion Notice is delivered (and, if later, the date on which the Conversion Date Preconditions are satisfied) shall be the Conversion Date. The Borrower shall, within five (5) Business Days of the Conversion Date: (i) deliver an updated securities register of the applicable Project Holdco reflecting the Lender's percentage ownership as determined under Section 2.5(b); (ii) cause the transfer to the Lender (directly or, at the Lender's election, acting through Energea SA Holdco or another wholly-owned designee) of the applicable Project Holdco Equity; (iii) execute all amendments to the governing documents of the applicable Project Holdco, the Shareholders' Agreement, and any other documents reasonably requested by the Lender to effectuate such conversion; and (iv) deliver all regulatory filings and approvals required under South African law, including any filings with CIPC and any exchange control or Reserve Bank approvals. If any South African regulatory approval is not obtained within sixty (60) days of the Conversion Date, the Borrower shall use best efforts to obtain such approval and shall bear all costs thereof; failure to obtain all required approvals within ninety (90) days of the Conversion Date shall constitute an Event of Default unless the Lender, in its sole discretion, grants a written extension.
      Anti-Dilution Protection. If, without the prior written consent of the Lender, any Person makes a capital contribution to the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, or any other Project Holdco or project company, or the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, or any such entity issues additional equity interests, then for purposes of Section 2.5(b) and the determination of the Lender's Project Holdco Equity upon conversion: (i) the Project Holdco Conversion Valuation for the affected Qualifying Project shall not be adjusted upward to reflect such unauthorized capital contribution; and (ii) the Lender's post-conversion percentage ownership of the applicable Project Holdco shall be calculated as if such unauthorized contribution or issuance had not occurred, such that the Lender shall hold no less than the percentage it would have held absent such unauthorized contribution or issuance.
      Mandatory Prepayment Sweep. One hundred percent (100%) of all Developer Fee Payments shall be applied as a mandatory prepayment of the Obligations, in inverse order of maturity, within ten (10) Business Days of receipt by the Borrower or any Affiliate. For the avoidance of doubt, the Borrower shall have no right to retain, distribute, or apply any Developer Fee Payment for any purpose other than repayment of the Obligations until such time as all Obligations have been indefeasibly repaid in full; provided that from and after COD for a Qualifying Project, cash inflows from such Qualifying Project shall be applied to mandatory prepayment of the Obligations pursuant to this Section 2.5(e) and Section 4.3; The Borrower shall promptly notify the Lender of any Developer Fee Payment received or expected to be received, including the source, amount, and expected date of receipt. Mandatory prepayments under this Section 2.5(e) are not subject to, and shall not trigger, the Prepayment Premium.
      Post-Conversion Governance. Upon any conversion pursuant to this Section 2.5, the governance of the applicable Project Holdco (and, indirectly, of the underlying project company) shall be as provided in the Shareholders' Agreement Term Sheet, which contemplates a two-layer shareholders' arrangement as described in the definition thereof. The Lender's posture at the Project Holdco layer is that of a majority-owner control shareholder, with the specific consent, board, voting-agreement, share-class, information, transfer-restriction, and anti-dilution rights to be set forth in the Shareholders' Agreement. Nothing in this Section 2.5(f) shall be construed to characterize the arrangement between the Lender and any other shareholder as a joint venture.
      Automatic Conversion Mechanics. Upon any automatic conversion pursuant to Section 2.5(a)(iii) (and subject to the Conversion Date Preconditions having been satisfied for the applicable Qualifying Project), the following shall apply without further action by any Party: (i) the Conversion Amount shall equal the

Maximum Conversion Amount (or, if less, the aggregate outstanding Obligations allocated to the applicable Qualifying Project on the date of the insolvency event); (ii) no Conversion Notice shall be required; (iii) the Borrower's obligations under Section 2.5(c)(i) through (iv) shall apply as if a Conversion Notice had been delivered on the date of the insolvency event, and the five (5) Business Day period shall run from such date;
  if the Borrower is unable to perform its obligations under Section 2.5(c) due to insolvency, receivership, or similar proceedings, the Lender shall have standing as attorney-in-fact pursuant to Section 10.3 to execute all documents, file all regulatory applications, and take all actions necessary to effectuate the conversion; and
  any Obligations in excess of the Maximum Conversion Amount shall constitute Residual Debt governed by Section 2.5(h).
      Residual Debt. Any Residual Debt shall remain outstanding as a debt obligation of the Borrower and shall continue to be governed by this Agreement on the following terms: (i) interest shall continue to accrue on the Residual Debt at the then-applicable rate (whether the Interest Rate, Step-Up Rate, or Default Rate); (ii) from and after the Conversion Date for the first Qualifying Project, the Residual Debt shall amortize in accordance with Section 2.3A; (iii) the Parent Pledge Agreement and the Subsidiary Pledge Agreement shall remain in full force and effect as security for the Residual Debt, and the Lender's Lien on the Pledged Interests and the Subsidiary Pledged Interests shall not be released upon conversion; (iv) all covenants, reporting obligations, and mandatory prepayment provisions (including Sections 2.5(e) and 4.3) shall continue to apply to the Residual Debt; and (v) the Borrower shall deliver to the Lender, within ten (10) Business Days of each Conversion Date, a reconciliation statement setting forth the Project Holdco Conversion Valuation, the Maximum Conversion Amount, the Conversion Amount actually converted, the Residual Debt amount, applicable interest rate, remaining amortization term, and security arrangements attributable to the Qualifying Project to which such Conversion Date relates.(vi) Accrued Interest at Conversion. For the avoidance of doubt, all interest accrued but unpaid on Advances allocated to the Qualifying Project as of the Conversion Date shall be added to (and form part of) the Residual Debt principal balance for such Qualifying Project on the Conversion Date and shall thereafter accrue interest and amortize in accordance with Section 2.3A.

    Fees.
The Borrower shall pay to the Lender the fees set forth in this Section 2.6, in addition to interest payable under Section
2.3 and any other amount payable under this Agreement: (a) the Amendment Fee, due and payable at the Effective Date pursuant to Section 8.1(b); (b) the Structuring Fee, accruing on each Advance funded after the Effective Date and payable in cash pursuant to Section 2.4; (c) any Prepayment Premium, due and payable with any voluntary prepayment pursuant to Section 4.2; and (d) the Closing Fee, due and payable upon the final repayment in full of the Obligations. No conversion fee or equivalent fee shall be payable in connection with any conversion pursuant to Section 2.5.

  ADVANCES
    Advance Request Procedure.
The Borrower shall deliver each Advance Request in the form attached as Exhibit A, accompanied by: (a) a summary of the proposed use of proceeds referencing the Approved Budget line items for the applicable Qualifying Project; (b) a compliance certification in the form set forth in the Advance Request; (c) copies of invoices and supporting documentation for the Advance last funded (to the extent not previously delivered) - retrospective invoicing is permitted; and (d) such other supporting documentation as the Lender may reasonably require. The Advance Request shall set forth the Gross Advance Amount, the Structuring Fee accruing in respect of such Advance (for informational purposes; payable in cash pursuant to Section 2.4), and the resulting Conversion Amount for the applicable Qualifying Project after giving effect to the proposed Advance.
    Disbursement.
Upon the Lender's approval of an Advance Request, the Lender shall disburse the Gross Advance Amount to the Borrower's account specified in the Advance Request; provided that the Lender may, in accordance with Section 2.4, disburse such Gross Advance Amount net of the Structuring Fee accruing in respect of such Advance (or any other then-unpaid Structuring Fee). The Structuring Fee accruing in respect of any Advance shall be paid by the Borrower in cash pursuant to Section 2.4 and shall not be capitalized into the principal amount of such Advance or into any Conversion Amount. Upon any Advance, the Borrower shall be deemed to have represented and warranted that all Fundamental Conditions are satisfied as of the date of such Advance.

  REPAYMENT AND PREPAYMENT
    Repayment of Advances and Interest.
  Prior to the Conversion Date for a Qualifying Project, the Borrower shall pay interest on each Advance allocated to such Qualifying Project in accordance with Section 2.3. From and after the Conversion Date for a Qualifying Project, the Borrower shall pay principal and interest on each Advance allocated to such Qualifying Project (and on any Residual Debt attributable to such Qualifying Project) in accordance with Section 2.3A.
  All payments shall be made in United States dollars in immediately available funds, without set-off, counterclaim, or deduction and free and clear of all Taxes.
  Upon the exercise of the Lender's remedies described in Section 10, the entire unpaid amount of all Obligations shall, subject to Section 10.1, become immediately due and payable.
    Prepayment.
  Lockout. No voluntary prepayment of the Obligations or the Residual Debt shall be permitted prior to the Financial Close of the third Qualifying Project after (and including) the Bonsmara Project. This Section 4.2(a) does not restrict (i) mandatory prepayments pursuant to Section 2.5(e) or Section 4.3, or (ii) any conversion pursuant to Section 2.5.
  Post-Lockout Voluntary Prepayment; Prepayment Premium. From and after the Financial Close of the third Qualifying Project, the Borrower may voluntarily prepay the Residual Debt, in whole or in part, upon not less than thirty (30) days' prior written notice to the Lender, subject to payment concurrently with such prepayment of a prepayment premium (the "Prepayment Premium") equal to twelve (12) months' interest on the principal amount being prepaid, calculated at the then-applicable Interest Rate (or, if higher, the then-applicable Step-Up Rate or Default Rate). All accrued and unpaid interest on the amount prepaid shall be paid concurrently with the prepayment and the Prepayment Premium. The Prepayment Premium shall be payable in addition to, and not in lieu of, such accrued interest.
  Application. Any voluntary prepayment shall be applied (i) first to the payment of the Prepayment Premium;
(ii) second, to accrued and unpaid interest; and (iii) third, to principal in inverse order of scheduled maturity. No partial voluntary prepayment shall affect the Borrower's obligation to make scheduled payments of principal and interest on the remaining unamortized balance.
  Mandatory Prepayment Sweep Exempt. Mandatory prepayments made pursuant to Section 2.5(e) and Section shall not be subject to the Prepayment Premium or the lockout in Section 4.2(a).
4.3 Mandatory Prepayment.
In addition to the mandatory prepayment sweep set forth in Section 2.5(e), the Borrower shall prepay the Obligations upon the occurrence of any of the following: (a) any sale, transfer, or other disposition of all or substantially all of the assets of the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, or any Qualifying Project; (b) any insurance or condemnation proceeds received by the Borrower, HGR Bonsmara AssetCo, or the Bonsmara SPV in excess of One Hundred Thousand Dollars ($100,000); provided that the Borrower may, with the Lender's prior written consent (not to be unreasonably withheld), apply insurance proceeds to the repair or replacement of Qualifying Project assets, and only the balance remaining after such approved repair or replacement shall be applied as a mandatory prepayment; (c) the receipt of any extraordinary cash inflow not contemplated in the Approved Budget; or (d) any cash, property, or other value received by the Borrower or any Affiliate from or in connection with any Qualifying Project, HGR Bonsmara AssetCo, the Bonsmara SPV, or any Qualifying Project-related transaction, regardless of characterization, that is not otherwise captured by Sections 2.5(e), 4.3(a), 4.3(b), or 4.3(c). For the avoidance of doubt, (x) the intent of this Section 4.3 together with Section 2.5(e) is that one hundred percent (100%) of all cash flows, payments, refunds, releases, and other value received by the Borrower or any Affiliate from or in connection with any Qualifying Project shall be applied to repayment of the Obligations until all Obligations have been indefeasibly repaid in full, and (y)

mandatory prepayments under this Section 4.3 are not subject to, and shall not trigger, the Prepayment Premium and shall not be subject to the prepayment lockout.

  SECURITY INTEREST
    Grant of Security Interest.
  The Parent hereby pledges, assigns, and grants to the Lender a first-priority security interest in the Pledged Interests, together with all proceeds thereof and all rights incident thereto, pursuant to the Parent Pledge Agreement. The Borrower acknowledges and consents to such pledge.
  The Borrower hereby pledges, assigns, and grants to the Lender a first-priority security interest in the Subsidiary Pledged Interests, together with all proceeds thereof and all rights incident thereto, pursuant to the Subsidiary Pledge Agreement. The Subsidiary Pledged Interests shall include the Borrower's equity interests in HGR Bonsmara AssetCo (from and after its formation), and, to the extent legally permissible, the Borrower's and the Parent's direct or indirect interests in HGR GIBB Energy and the Bonsmara SPV. The Borrower shall, and shall cause the Parent to, execute all documents reasonably required by the Lender to perfect a Lien on such interests in a manner consistent with the current holding structure and the anticipated Financial Close transfers.
  Algeria Carve-Out. Notwithstanding anything to the contrary in this Section 5 or in any Loan Document, the Collateral shall not include, and the Subsidiary Pledged Interests shall not include, any asset or equity interest relating to any renewable energy project located in Algeria or held by any entity organized under the laws of Algeria.
    Perfection.
  The Parent shall deliver: (i) original membership interest certificates (if certificated); (ii) undated membership powers; (iii) a member consent authorizing the pledge; and (iv) all other documentation reasonably required by the Lender to perfect the security interest in the Pledged Interests.
  The Borrower shall deliver, from time to time as applicable: (i) original share certificates for the Subsidiary Pledged Interests (including, upon formation, for HGR Bonsmara AssetCo); (ii) undated share transfer forms; and (iii) all other documentation reasonably required by the Lender to perfect the security interest in the Subsidiary Pledged Interests, including any filings required under South African law with CIPC and any applicable exchange control approvals.
  The Borrower hereby authorizes the Lender to file any UCC financing statements and amendments that the Lender deems necessary, including amended UCC-1 filings reflecting the Borrower's current legal name (HGR Energy, LLC, f/k/a Hecate Global Renewables LLC) and the Lender's current legal name (Energea Portfolio 3 Africa, LP). The Borrower grants the Lender a limited power-of-attorney solely for such purpose.
  Evidence of insurance satisfactory to the Lender, naming the Lender as additional insured and/or loss payee as applicable, covering all material assets of the Borrower and each Qualifying Project provided it is permitted in the Project Financing documents.
    Voting Rights; Rights upon Default.
  Prior to an Event of Default, the Parent may exercise all voting, consent, management, and other rights relating to the Pledged Interests, and the Borrower may exercise all voting, consent, management, and other rights relating to the Subsidiary Pledged Interests, provided that no such exercise shall impair the value of the Collateral or the Lender's Lien therein or is otherwise prohibited by this Agreement.
  Upon and during the continuance of an Event of Default, all voting, consent, managerial, and other rights relating to the Pledged Interests and the Subsidiary Pledged Interests shall automatically vest in the Lender, and the Lender may exercise such rights as if it were the sole member of the Borrower and the sole shareholder of each relevant subsidiary (including HGR Bonsmara AssetCo).
    Restrictions on Transfers.
No Pledgor shall, and the Borrower shall not permit any of its Subsidiaries or any Affiliate (including the Parent) to, sell, transfer, assign, pledge, encumber, or otherwise dispose of any direct or indirect interest in HGR Bonsmara

AssetCo, HGR GIBB Energy, or any other Project Holdco, without the Lender's prior written consent. The Borrower shall not, and shall not permit HGR Bonsmara AssetCo or the Bonsmara SPV to, issue additional equity interests, admit any additional members or shareholders, or amend, restate, supplement, or modify its operating agreement, memorandum of incorporation, or other governing documents in any manner that could adversely affect the Collateral or the Lender's rights without the prior written consent of the Lender. This Section 5.4 is in addition to, and not in lieu of, Section 7.2(l).
    Survival of Security on Conversion.
Upon any conversion pursuant to Section 2.5 (whether voluntary, elective, or automatic): (a) the Parent Pledge Agreement and the Lender's Lien on the Pledged Interests shall remain in full force and effect until all Obligations (including any Residual Debt) have been indefeasibly repaid in full; (b) to the extent the Subsidiary Pledged Interests have been transferred to the Lender (directly or, at the Lender's election, acting through Energea SA Holdco or another wholly-owned designee) in satisfaction of the Conversion Amount, the Lender's Lien on such transferred interests shall be deemed satisfied and released solely with respect to the interests so transferred; and (c) if any Residual Debt remains outstanding following conversion, the Lender may require the Borrower to grant additional security over remaining assets of the Borrower, HGR Bonsmara AssetCo, and the Bonsmara SPV, and the Borrower shall execute all documents reasonably requested by the Lender to perfect such additional security. Notwithstanding clause (b) of this Section 5.5, the Parties acknowledge and agree that no transfer of the Subsidiary Pledged Interests to the Lender shall occur in satisfaction of the Conversion Amount, which shall be satisfied solely by the issuance of Project Holdco Equity to the Lender pursuant to Section 2.5(b); accordingly, the Lender's Lien on the Subsidiary Pledged Interests shall remain in full force and effect until all Obligations (including any Residual Debt) have been indefeasibly repaid in full.

  REPRESENTATIONS AND WARRANTIES
    Borrower Representations.
The Borrower hereby represents and warrants to the Lender that the statements contained in this Section 6.1 are true and correct as of the Effective Date and as of the date of each Advance made hereunder.
  The Borrower is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Borrower has the power and authority to conduct its business as presently conducted and as proposed to be conducted, and to enter into, deliver, and perform its obligations under the Loan Documents.
  The Parent is the sole legal and beneficial owner of the Pledged Interests. As of the Effective Date, (i) the Borrower does not hold any direct equity interest in the Bonsmara SPV, (ii) one hundred percent (100%) of the issued share capital of the Bonsmara SPV is held by HGR GIBB Energy, and (iii) HGR Bonsmara AssetCo has not yet been formed. The Borrower shall cause HGR Bonsmara AssetCo to be duly formed prior to Financial Close of the Bonsmara Project, and at such Financial Close shall cause, in a single transaction,
(i) fifty-one percent (51%) of the issued share capital of the Bonsmara SPV to be transferred from HGR GIBB Energy to HGR Bonsmara AssetCo and (ii) forty-nine percent (49%) of the issued share capital of the Bonsmara SPV to be transferred from HGR GIBB Energy to GIBB. Upon such transfer, the Borrower will be the sole legal and beneficial owner (whether directly or indirectly) of the Subsidiary Pledged Interests (including the equity of HGR Bonsmara AssetCo). No other Person has any right, title, claim, or interest in, against, or to the Collateral, other than Permitted Liens. Upon the filing of the applicable UCC financing statements and delivery of the applicable pledge documents, the Lender has a first-priority perfected Lien in the Collateral.
  The Borrower's sole Subsidiaries as of the Effective Date are those set forth on Schedule 2. The Borrower shall not form or acquire any Subsidiary without the Lender's prior written consent; provided that the formation of HGR Bonsmara AssetCo (and of any project holding entity for each subsequent Qualifying Project added to Exhibit B with the Lender's consent) in accordance with this Agreement is hereby consented to.
  The execution, delivery, and performance by the Borrower of the Loan Documents do not and will not result in a violation of, or conflict with, any provision of its governing documents, any material contract, any indebtedness, or any applicable Law.

  The Borrower has no indebtedness other than the Loan Documents and customary trade payables as reported on the financial statements to the Lender. The Borrower has no Liens on its assets other than Permitted Liens.
  There is no legal claim, pending or, to the Borrower's knowledge, threatened, against the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, HGR GIBB Energy, or any Qualifying Project involving claims of monetary relief in excess of Two Hundred Fifty Thousand Dollars ($250,000).
  No Event of Default or Material Adverse Effect exists (other than those expressly waived herein), and no event has occurred that is reasonably likely to cause an Event of Default or a Material Adverse Effect.
  All financial statements delivered to the Lender fairly present in all material respects the Borrower's financial condition and results of operations, prepared in accordance with the Accounting Standard.
  The Borrower and each Qualifying Project are in compliance in all material respects with all applicable Laws and have obtained all material permits necessary for the conduct of their respective businesses.
  No written representation, warranty, or other statement made by the Borrower in any Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.
  The Borrower's legal name is HGR Energy, LLC. Its prior legal name was Hecate Global Renewables LLC. The Borrower's jurisdiction of formation is Delaware.
  The Bonsmara SPV is duly registered and in good standing under the laws of the Republic of South Africa and has all permits, licenses, and approvals necessary to develop and operate the Bonsmara Project. HGR GIBB Energy is duly registered and in good standing under the laws of the Republic of South Africa.
  No consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required in connection with the execution, delivery, and performance of the Loan Documents by the Borrower, except such as have been obtained or made and are in full force and effect or as would not reasonably be expected to have a Material Adverse Effect.
  The Borrower is not party to any contract that restricts its ability to perform its obligations under the Loan Documents or that would be violated by the execution, delivery, or performance of the Loan Documents.
  Neither the Borrower nor any of its Subsidiaries: (i) is an "investment company" as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940; or (ii) is otherwise subject to any regulatory scheme that would be violated by the Lender's exercise of its rights under the Loan Documents.
  The fair salable value of the Borrower's assets (including goodwill, minus disposition costs) exceeds the fair value of its liabilities. The Borrower is able to pay its debts as they become due. The Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay.
  No Loan Entity, nor any of their respective officers, agents, or representatives: (i) is a person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control ("OFAC") at the United States Department of the Treasury; (ii) is in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or (iii) has conducted or proposes to conduct business with any Person named on any sanctions list maintained by OFAC, the United Nations Security Council, or the European Union.
  None of the Borrower's or any Subsidiary's properties or operations are in violation of any applicable environmental law, except as would not reasonably be expected to have a Material Adverse Effect.
  The Contracts set forth on Schedule 4 are in full force and effect and represent the valid and binding obligations of the parties thereto. The Borrower has no knowledge of any default or event that, with notice or lapse of time, would constitute a default under any such Contract.
  Neither the Borrower nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Borrower and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, structured finance, special purpose, or limited purpose entity, on the other hand, or any off-balance sheet arrangement), where the result, purpose, or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Borrower or any of its Subsidiaries in the Borrower's financial statements. For the avoidance of doubt, the arrangements contemplated by this Agreement and the Shareholders' Agreement Term Sheet are a secured lending and convertible equity arrangement and are not, and shall not be characterized as, a joint venture.

  COVENANTS
    Affirmative Covenants.
The Borrower shall, at all times during the term of this Agreement:
      Reporting Requirements.
        Within one hundred twenty (120) days after the end of each Fiscal Year, annual financial statements of the Borrower and the Bonsmara SPV (and, from and after its formation, of HGR Bonsmara AssetCo), which may be unaudited unless audited financial statements are otherwise available, together with an Officer's Certification, prepared in accordance with the Accounting Standard;
        Within fifteen (15) Business Days after the end of each calendar month, copies of all bank statements for the Borrower and the Bonsmara SPV (and, from and after its formation, for HGR Bonsmara AssetCo), covering the prior calendar month;
        Within fifteen (15) days after the end of each calendar month, a project status report in a format reasonably acceptable to the Lender for each Qualifying Project, including: (i) development and construction progress, key milestones, permitting status, and any material changes to the project timeline; (ii) a cash flow summary for the month; and (iii) a budget variance report comparing actual expenditures against the Approved Budget line items;
        With each Advance Request, a budget reconciliation comparing actual expenditures against the Approved Budget for the Qualifying Project to which the Advance relates;
        Promptly, and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of: (i) any Event of Default or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default; (ii) any Material Adverse Effect; (iii) any material legal claim; (iv) any Developer Fee Payment received or expected to be received; (v) any material proceeding by or before any arbitrator or Governmental Authority; or (vi) any material change to the Borrower's, HGR Bonsmara AssetCo's, or the Bonsmara SPV's organizational structure or management; (vii) within five (5) Business Days after the occurrence of the Commercial Operation Date of any Qualifying Project, written notice thereof to the Lender, accompanied by a copy of the certificate from the Offtaker (or the COD certificate issued under the Power Purchase Agreement, or other equivalent objective evidence) on which such Commercial Operation Date is based;
        Such other information regarding the financial condition, operations, or business of the Borrower, HGR Bonsmara AssetCo, HGR GIBB Energy, or the Bonsmara SPV as the Lender may from time to time reasonably request; and
        As soon as available, but in any event no later than thirty (30) days after filing, copies of the Borrower's and each Qualifying Project entity's tax returns, with schedules.
        on a monthly basis, together with the monthly project status report delivered pursuant to clause (c) above, a ZAR/USD reconciliation in form reasonably acceptable to the Lender showing (1) ZAR-denominated invoices and expenditures supporting the period's Advances and project activity, (2) the United States Dollar equivalent of each such amount calculated at the Applicable Exchange Rate, and (3) the Project Cost Allocation between the Project Budget and the Working Capital / Central Costs Budget; provided that delivery of a Reconciliation Certificate substantially in the form set forth in Exhibit A shall satisfy the requirements of this clause.
      Legal Compliance.
The Borrower shall maintain its legal existence and good standing in its jurisdiction of formation. The Borrower shall comply, and shall cause HGR Bonsmara AssetCo, the Bonsmara SPV, and each Qualifying Project to comply, in all material respects with all applicable Laws and permits, including all applicable South African laws, exchange control regulations, and CIPC filing requirements.
      Taxes.
The Borrower shall make due and timely payment or deposit of all material Taxes required by applicable Law and will furnish evidence of payment upon the Lender's request.

      Insurance.
The Borrower shall maintain and shall cause HGR Bonsmara AssetCo and the Bonsmara SPV to maintain, insurance relating to its business, ownership, and use of its assets in amounts and of a type that are customary to businesses similar to the Borrower's business and reasonably satisfactory to the Lender. All such policies shall name the Lender as an additional insured and/or loss payee, as applicable. The Borrower shall provide copies of such policies and evidence of premium payments upon the Lender's request, and in any event within thirty (30) days of the Effective Date and annually thereafter.
      Inspection.
The Borrower will keep proper books of account in accordance with the Accounting Standard. The Borrower will at all reasonable times during normal business hours and following prior written notice make its books, records, and properties available for inspection by the Lender and its representatives. So long as no Event of Default has occurred and is continuing, the Lender shall not conduct more than two (2) field exams, audits, or inspections per calendar year. Upon the occurrence and during the continuance of an Event of Default, the Lender may conduct unlimited field exams, audits, and inspections at the Borrower's expense, without regard to any prior notice requirement.
      Intellectual Property.
The Borrower shall (and shall cause HGR Bonsmara AssetCo and the Bonsmara SPV to) protect, defend, and maintain the validity and enforceability of their intellectual property rights, permits, licenses, and trademarks material to the conduct of their respective businesses, and shall notify the Lender promptly of any claim or proceeding that could adversely affect any such rights.
      Maintenance of Project and Collateral.
The Borrower will keep each Qualifying Project and all of its tangible assets in good repair, working order, and condition (ordinary wear and tear excepted). The Parent shall not take any action that would impair the value of the Pledged Interests or adversely affect the Lender's security interest therein.
      Debt Service Coverage Ratio.
(a) Covenant. From and after the Conversion Date for any Qualifying Project, and continuing for so long as any Residual Debt remains outstanding for such Qualifying Project, the Borrower shall use commercially reasonable efforts to ensure that each Project Company maintains the debt service coverage ratio (if any) required by the Project Financing documents applicable to such Project Company. The Borrower's obligations under this Section 7.1.8 are limited to a pass-through covenant; no separate Borrower-level or Project Holdco-level debt service coverage ratio is required to be maintained under this Agreement. The Borrower shall deliver to the Lender, concurrently with delivery to the Project Financing lender, copies of all debt service coverage ratio certifications, reserve reports, and compliance certificates that the Borrower, any Project Holdco, or any Project Company is required to deliver under the Project Financing documents.
      Use-of-Funds Discipline.
The Borrower shall use the proceeds of each Advance strictly in accordance with the Approved Budget line items for the applicable Qualifying Project. The Borrower shall not reallocate proceeds among Qualifying Projects or among line items of the Approved Budget without the Lender's prior written consent. The Borrower acknowledges that: (a) any breach of this Section 7.1.9 shall, in addition to constituting a covenant breach, entitle the Lender to withhold further Advances, to accelerate the Obligations in accordance with Section 10.1, and to exercise all other available remedies; and (b) the Lender's willingness to permit retrospective invoicing pursuant to Sections 2.1(a) and 3.1 is predicated on strict compliance with this Section 7.1.9.
      FC Share Transfer. The Borrower shall cause, at Financial Close of the Bonsmara Project, in a single transaction: (i) fifty-one percent (51%) of the issued share capital of the Bonsmara SPV to be transferred from HGR GIBB Energy to HGR Bonsmara AssetCo; and (ii) forty-nine percent (49%) of the issued share capital of the Bonsmara SPV to be transferred from HGR GIBB Energy to GIBB. With respect to each Qualifying Project added to Exhibit B after the Effective Date, the Borrower shall cause an analogous share-transfer mechanic to occur at Financial Close of such Project, as set out in the applicable Exhibit B-[n].

      Conversion Date Concurrency. The Borrower shall cause the Conversion Date Preconditions for each Qualifying Project to be satisfied concurrently with, and in any event no later than, the Commercial Operation Date of such Project.
      Lien Perfection on Project Holdco. The Borrower shall cause the Lender's Lien on one hundred percent (100%) of the equity of HGR Bonsmara AssetCo (and on each future Project Holdco) to be perfected at Financial Close of the corresponding Project, including by delivery of share certificates, undated stock transfer forms, and execution of the Subsidiary Pledge Agreement (or supplement thereto) in form and substance reasonably satisfactory to the Lender.
      Pipeline SPV Formation. The Borrower shall cause, in respect of each Qualifying Project for which a project company does not exist as of the Effective Date (each a "Pipeline Project SPV"), the formation of such Pipeline Project SPV no later than thirty (30) days after the earlier of (i) the date on which the Borrower or any Affiliate executes a binding offer, term sheet, or share purchase agreement with respect to such Qualifying Project, and (ii) the date on which the Lender allocates a Project Maximum Amount to such Qualifying Project pursuant to the applicable Exhibit B-[n]. Each such Pipeline Project SPV shall, upon formation: (a) be the sole holder of all material project rights for such Qualifying Project, including any power purchase agreement, land lease or site rights, engineering, procurement and construction contract (when executed), and project-level governmental permits and authorizations; (b) maintain a project bank account at a financial institution acceptable to the Lender; (c) be subject to the Subsidiary Pledge Agreement (or supplement thereto) granting the Lender a first-priority Lien on one hundred percent (100%) of the Borrower's direct or indirect equity interest in such Pipeline Project SPV, perfected concurrently with formation; and
  maintain governance, shareholders' or operating documents that do not impair the Lender's collateral position or the Lender's rights under the Loan Documents. The Borrower shall deliver to the Lender, within five (5) Business Days of formation of each Pipeline Project SPV, evidence of formation, good standing, the executed Subsidiary Pledge supplement, and copies of the Pipeline Project SPV's constitutive documents.
    Negative Covenants.
The Borrower will not (and will cause HGR Bonsmara AssetCo not to), without the prior written consent of the Lender:
  Incur any indebtedness other than: (i) the indebtedness evidenced by the Loan Documents; (ii) subordinate indebtedness approved by the Lender; (iii) customary trade payables; and (iv) Project Financing meeting the requirements of the definition thereof and subject to an intercreditor agreement guided by the principles set forth in Schedule 8 (Intercreditor Principles);
  Permit to exist any Liens affecting its assets or any Qualifying Project, except Permitted Liens;
  Make any loan to, investment in, or cash payment for capital securities of any Person;
  Create, form, or acquire any Subsidiary without the prior written consent of the Lender; provided that the formation of HGR Bonsmara AssetCo and of any project holding entity for a subsequent Qualifying Project added to Exhibit B with the Lender's consent is permitted;
  Make any Distribution;
  Enter into any related party transaction other than a Permitted Related Party Transaction;
  Conduct any business activity other than implementing and maintaining Qualifying Projects;
  Fail to keep in full force and effect liability insurance as required by Section 7.1.4;
  Merge, consolidate, dissolve, or dispose of any material rights relating to any Qualifying Project;
  Amend its governing documents or the governing documents of HGR Bonsmara AssetCo, the Bonsmara SPV, HGR GIBB Energy, or any other Qualifying Project entity in any way which would adversely affect the interests of the Lender under the Loan Documents;
  Issue any membership interests or admit any new members, or cause HGR Bonsmara AssetCo, the Bonsmara SPV, or any other Qualifying Project entity to issue any additional equity interests, or permit the conversion or reclassification of any existing equity interests;
  Sell, transfer, assign, pledge, encumber, or otherwise dispose of - or permit the Parent, HGR Bonsmara AssetCo, HGR GIBB Energy, or any other Qualifying Project entity or any Subsidiary of any of the foregoing to sell, transfer, assign, pledge, encumber, or otherwise dispose of - any direct or indirect interest in HGR Bonsmara AssetCo, HGR GIBB Energy, the Bonsmara SPV, any Project Holdco, or any project company. For the avoidance of doubt, this Section 7.2(l) applies whether the transfer is to an Affiliate or to a third party, and whether structured as a sale, assignment, pledge, contribution, merger, scheme of arrangement, or otherwise;
  Use the proceeds of any Advance for any project other than a Qualifying Project or for any purpose not contemplated in the Approved Budget for the applicable Qualifying Project;
  Make or permit any Compensation Increase other than a Permitted Compensation Increase. In no event shall aggregate compensation, management fees, and reimbursement amounts payable to officers, directors, managers, members, and Affiliates of the Borrower exceed Thirty Thousand Dollars ($30,000) per month (or such higher amount as the Lender may approve in writing); provided, further, that the foregoing US$30,000 per month cap shall not apply to, and shall not be deemed breached by, the funding of the Project Team Bonus Pool in accordance with Section 2.2;
(p) Enter into or commit to enter into any contract, transaction, or arrangement (whether written or oral) which provides any Related Party, Governmental Authority, or any other Person with a commission, royalty, payment, or other compensation with respect to the sale of energy generated from any Qualifying Project in an amount equal to or greater than ten percent (10%) of the sale price of such energy;
  Enter into any Non-Compete Arrangement;
  (i) Enter into any sale, transfer, or financing involving any interest in HGR Bonsmara AssetCo or the Bonsmara SPV, or (ii) commence the development, financing, or acquisition of any New Project, in each case without the Lender's prior written consent; or
  While any Residual Debt is outstanding, amend, modify, waive, write-down, subordinate, convert, restructure, or permit the prepayment or accelerated repayment of any shareholder loan made to the Bonsmara SPV or to any other project company at the project level.
    Capital Contribution Restrictions.
The Borrower shall not accept any capital contribution from the Parent, any Affiliate of the Parent, or any other Person, without the prior written consent of the Lender, not to be unreasonably withheld and except in the event that the Lender has ceased making Advances or after the Borrowing period has concluded.

  CONDITIONS PRECEDENT
    Conditions to Effectiveness of this Agreement.
The obligations of the Lender under this Agreement shall not become effective until the Lender has received or been satisfied with each of the following:
  Duly executed copies of this Agreement, the Secured Promissory Note, and each other Loan Document;
  Payment of the Amendment Fee (to be settled by netting against the Gross Advance Amount of the first Advance funded after the Effective Date, or as otherwise directed by the Lender pursuant to the definition of Amendment Fee in Section 1);
  Amended and/or new UCC-1 financing statements reflecting the current legal names of the Borrower (HGR Energy, LLC, f/k/a Hecate Global Renewables LLC) and the Lender (Energea Portfolio 3 Africa, LP), in proper form for filing;
  Evidence of insurance satisfactory to the Lender, naming the Lender as additional insured and/or loss payee, covering all material assets of the Borrower and each Qualifying Project;

  The Amended and Restated Subsidiary Pledge Agreement, duly executed by the Borrower, pledging the Borrower's direct and indirect equity interests as set forth in the definition of Subsidiary Pledged Interests;
  A good standing certificate for the Borrower from the State of Delaware, dated within thirty (30) days of the Effective Date;
  Authorization by all necessary corporate and member proceedings of the Borrower and the Parent;

  UCC, tax, and judgment lien search reports disclosing no Liens covering any Collateral other than Permitted Liens;
  Confirmation that no material legal claims are pending or threatened against the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, HGR GIBB Energy, or any Qualifying Project;
  The binding Shareholders' Agreement Term Sheet, in form and substance satisfactory to the Lender, contemplating the two-layer shareholders' arrangement described in the definition thereof;
  The Fundamental Conditions are satisfied (after giving effect to the waivers set forth herein); and
  Such other items as the Lender may reasonably require.
    Conditions Precedent to Each Advance.
Prior to the making of any Advance hereunder (other than the Advance funding the Amendment Fee), the Fundamental Conditions shall be satisfied and the following conditions shall have been met:
  The Borrower shall have delivered the Advance Request (and, to the extent applicable, retrospective invoices for the prior Advance);
  No event which constitutes, or which with notice or lapse of time or both could reasonably be expected to constitute, an Event of Default or Material Adverse Effect shall have occurred; and
  The Lender shall have received any other items reasonably required by the Lender.
    Post-Signing Obligations (Conditions Subsequent).
Within the time periods specified below, the Borrower shall execute and deliver to the Lender the following, each in form and substance reasonably satisfactory to the Lender:
  Financial certificates for the trailing fiscal period, prepared in accordance with the Accounting Standard: within thirty (30) days of the Effective Date;
  Evidence of tax return filings for the Borrower and the Bonsmara SPV: within thirty (30) days of the Effective Date;
  Updated Disclosure Schedules: within thirty (30) days of the Effective Date;
  2025 annual financial statements for the Borrower and the Bonsmara SPV, prepared in accordance with the Accounting Standard: within sixty (60) days of the Effective Date; and
  The Amended and Restated Parent Pledge Agreement, duly executed by the Parent, pledging all of the Parent's membership interests in the Borrower: within sixty (60) days of the Effective Date. For the avoidance of doubt, if the Parent Pledge Agreement is not delivered within the period specified in this Section 8.3(e), the Interest Rate shall increase to the Step-Up Rate pursuant to Section 2.3 until such delivery, in addition to any other remedies available to the Lender.
Failure to deliver any of the foregoing within the specified timeframes shall constitute an Event of Default under this Agreement unless the Lender, in its sole discretion, grants a written extension.
    Conditions Precedent to Conversion.
Without limiting the generality of Section 2.5, the Lender shall not be required to, and shall not be capable of, consummating any conversion pursuant to Section 2.5 with respect to a Qualifying Project unless and until each of the Conversion Date Preconditions for such Qualifying Project has been satisfied. With respect to the Bonsmara Project, the Conversion Date Preconditions include, without limitation: (a) the due formation of HGR Bonsmara AssetCo and delivery of evidence of its formation and good standing; (b) the transfer of fifty-one percent (51%) of the issued share capital of the Bonsmara SPV from HGR GIBB Energy to HGR Bonsmara AssetCo at Financial Close, together with registration of such transfer with CIPC; (c) delivery to the Lender of an updated securities register of HGR Bonsmara AssetCo reflecting the Borrower's one hundred percent (100%) ownership; and (d) delivery of such exchange control or Reserve Bank approvals as may be required under South African law to give effect to the transfer. The Borrower shall use commercially reasonable efforts to cause the Conversion Date Preconditions to be satisfied as promptly as practicable and in any event concurrently with the Commercial Operation Date of the Bonsmara Project.

  EVENTS OF DEFAULT

    Events of Default.
Each of the following shall constitute an "Event of Default" under this Agreement, unless waived in writing by the Lender:
Payment Defaults (10 Business Day cure period):
  The failure to pay any amount due under the Loan Documents within ten (10) Business Days of the date such payment is due;
Covenant Defaults (30 calendar day cure period after Lender notice, if curable):
  The failure by the Borrower in the performance of any term of any Loan Document (other than as described in paragraph (a) above or as specifically addressed in paragraphs (p) and (q) below), and the continuance of such failure for thirty (30) calendar days after written notice from the Lender, if and only if the Lender reasonably determines that such failure is capable of being cured within such period;
Fundamental Defaults (no cure period):
  Any representation or warranty made by the Borrower in any Loan Document is not true and correct in any material respect when made or deemed made;
  A final judgment for money damages in excess of Two Hundred Fifty Thousand Dollars ($250,000) (to the extent not covered by independent third-party insurance) that is not bonded, discharged, or stayed pending appeal within sixty (60) days;
  Any insolvency event: (i) a bankruptcy or insolvency proceeding is initiated by the Borrower; (ii) a receiver or custodian is appointed with respect to the Borrower's assets; (iii) the Borrower makes an assignment for the benefit of creditors; (iv) the Borrower becomes insolvent; or (v) the Borrower dissolves, liquidates, or ceases all or any material portion of its operations;
  A bankruptcy or insolvency proceeding is initiated against the Borrower and not discharged within sixty (60) days;
  The occurrence of a Change of Control or a Material Adverse Effect;
  Any Lien (other than a Permitted Lien) is issued or levied on a material portion of the property of the Borrower, HGR Bonsmara AssetCo, HGR GIBB Energy, or the Bonsmara SPV and not vacated, discharged, or bonded within thirty (30) days;
  This Agreement or any other Loan Document ceases to be in full force and effect or any party thereto (other than the Lender) asserts in writing that it is not;
  Any Lien purported to be created under any Loan Document ceases to be a valid and perfected Lien on any material portion of the Collateral;
  The Parent Pledge Agreement is not duly executed and delivered by the date specified in Section 8.3(e), or the Subsidiary Pledge Agreement is not duly executed and delivered as a Condition Precedent under Section 8.1(e);
  A breach of the Parent Pledge Agreement, the Subsidiary Pledge Agreement, or the Existing Guaranty;
  The liquidation, termination, or dissolution of the Borrower, HGR Bonsmara AssetCo, HGR GIBB Energy, or the Bonsmara SPV;
  A default by the Borrower or any Loan Entity under any other indebtedness or material Contract in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000), if such default: (i) results in the acceleration of such other indebtedness; or (ii) is not cured within any applicable grace period and permits the holder of such indebtedness or the counterparty to such Contract to accelerate or terminate;
  The failure to deliver any post-signing obligation within the timeframes specified in Section 8.3, unless the Lender has granted a written extension;
(o) Following any Conversion Date, a breach by the Borrower of the pass-through covenant set forth in Section
7.1.8 (Debt Service Coverage Ratio) that is not cured within thirty (30) days after written notice thereof from the Lender; or

(q) A breach by the Borrower or any Loan Entity of the transfer restriction set forth in Section 5.4 or Section 7.2(l), or of the use-of-funds discipline set forth in Section 7.1.9, that is not cured within thirty (30) calendar days after written notice from the Lender.

  REMEDIES
    Acceleration.
Upon the occurrence of any Event of Default, the Lender shall no longer be required to make any further Advances. Upon the occurrence and continuance of an Event of Default, at the option and upon the declaration of the Lender, the entire unpaid amount of all Advances, accrued and unpaid interest, Structuring Fees, the Amendment Fee, any Prepayment Premium, and all other Obligations shall, without presentment, demand, protest, or notice of any kind (all of which are hereby expressly waived), be forthwith due and payable; provided that upon the occurrence of an insolvency Event of Default under Sections 9.1(e) or 9.1(f), all Obligations shall become immediately due and payable without any declaration or other act on the part of the Lender.
    Secured Creditor Rights.
Upon the occurrence and continuance of any Event of Default, the Lender shall have all rights of a secured creditor under the UCC and all other applicable Laws and all rights and remedies granted under the Loan Documents (all of which shall be cumulative to the fullest extent permitted by Law), including the right to: (a) require the Borrower to assemble the Collateral and deliver it to the Lender at a place designated by the Lender; (b) foreclose upon, sell, assign, transfer, or otherwise dispose of the Pledged Interests and the Subsidiary Pledged Interests at either a public or private sale, with or without judicial process, in their then-current condition or following any commercially reasonable preparation, for cash or credit, all as the Lender deems advisable; (c) bid for and purchase the Pledged Interests and the Subsidiary Pledged Interests at any such sale; (d) exercise all voting and governance rights relating to the Pledged Interests and the Subsidiary Pledged Interests; and (e) enter the premises where any records relating to the Collateral are located. The Borrower hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable and shall be deemed to conclusively meet any notice requirement of applicable Law. The Lender shall not be obligated to make any sale of Collateral if the Lender determines not to do so, regardless of the giving of any such notice. The Borrower shall remain liable for any deficiency in the Obligations that remains due after any sale or disposition of the Collateral.
    Attorney-in-Fact.
The Borrower hereby irrevocably appoints the Lender as its attorney-in-fact (which appointment is coupled with an interest) with power (but not the duty) to: (a) collect any payments, proceeds, or other amounts due in respect of the Collateral; (b) endorse any checks, drafts, notes, money orders, or other instruments of payment; (c) make demands, collections, compromises, and settlements with respect to the Collateral; (d) insure, process, preserve, and protect the Collateral; (e) pay any indebtedness of the Borrower relating to the Collateral; (f) file UCC financing statements, continuations, and amendments; (g) take any action and execute any instrument that the Lender deems necessary to accomplish the purposes of this Agreement, including (without limitation) causing HGR Bonsmara AssetCo to be formed and the Conversion Date Preconditions to be satisfied in the circumstances contemplated by Section 2.5(a)(iii). The Lender shall not exercise any powers granted pursuant to subsections (a) through (e) prior to the occurrence and continuance of an Event of Default. The power of attorney granted herein shall be irrevocable until all Obligations are indefeasibly paid in full.
    Intellectual Property License.
Upon and during the continuance of an Event of Default, the Lender is hereby granted a non-exclusive, royalty-free license or other right to use the Borrower's, HGR Bonsmara AssetCo's, and the Bonsmara SPV's labels, intellectual property, copyrights, patents, permits, licenses, trademarks, trade names, trade secrets, and advertising matter, solely to the extent necessary to complete, preserve, protect, or dispose of the Collateral or to exercise any rights or remedies under the Loan Documents.
    Application of Proceeds.
The proceeds and avails of the Collateral, or any part thereof, and the proceeds and avails of any remedy hereunder, shall be applied in the following order: (a) first, to the payment of all costs and expenses incurred by the Lender in connection with or incidental to (i) the administration of this Agreement; (ii) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, the Collateral; and (iii) the exercise or enforcement of any of the rights and remedies of the Lender hereunder, including reasonable attorneys' fees; (b) second, to the payment in full of any Prepayment Premium due and payable; (c) third, to the payment in full of all accrued and unpaid interest on the Obligations (with interest on any Obligations that are overdue, to the extent permitted by applicable Law, at the Default Rate); (d) fourth, to the payment in full of all outstanding principal of the Obligations; (e) fifth, to the payment of all other Obligations until all such Obligations are paid in full; and (f) sixth, to the Borrower or as otherwise required by Law.
    Cumulative Remedies.
The rights, powers, and remedies under this Section 10 shall be in addition to all rights, powers, and remedies given to the Lender by virtue of any applicable Law or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Lender's rights hereunder.
    Survival of Rights.
All rights of the Lender and the Lien hereunder, and all Obligations of the Borrower hereunder, shall not be deemed to have been released, satisfied, discharged, waived, or otherwise affected by the failure of the Lender to exercise any right, remedy, or power hereunder.
    Commercial Reasonableness.
The Borrower acknowledges that any exercise by the Lender of the Lender's rights pursuant to this Section 10 may affect the amount of proceeds obtainable in a sale of the Collateral. The Borrower agrees that any such sale shall not be deemed to be commercially unreasonable solely because of the absence of a higher offer.
    Deficiency.
Anything herein to the contrary notwithstanding, the Borrower shall remain liable for any deficiency between the amount of the Obligations and the aggregate amount received by the Lender from the realization upon or collection from the Collateral.
    Waiver of Presentment.
The Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of protest, protest, and all other notices, protests, or demands in connection with the execution, delivery, acceptance, performance, default, or collection and enforcement of this Agreement or any other Loan Document.
    Defenses.
The obligations of the Borrower under the Loan Documents shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim, or recoupment for any reason (other than the defense of payment in full).
    Conversion Election.
Upon any sale, transfer, or other disposition of all or substantially all of the assets of the Borrower, HGR Bonsmara AssetCo, the Bonsmara SPV, or any Qualifying Project, or any equity interests of the Borrower, HGR Bonsmara AssetCo, or the Bonsmara SPV, or any interest in any Qualifying Project, the Lender may, in its sole discretion: (a) require immediate repayment of all Obligations; or (b) elect (subject to the Conversion Date Preconditions for the applicable Qualifying Project having been satisfied) to convert the Conversion Amount for the applicable Qualifying Project into Project Holdco Equity pursuant to Section 2.5.

  TAX GROSS-UP AND INDEMNIFICATION
    Payments Free of Taxes.
All payments made by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Taxes. The Borrower shall pay promptly following demand any Taxes with respect to the execution, delivery, registration, performance, and enforcement of this Agreement and any Loan Document.

    Indemnification.
The Borrower agrees to indemnify and hold harmless the Lender, its Affiliates, and their respective officers, directors, managers, partners, and members from and against any and all claims, damages, losses, liabilities, and related expenses incurred by or asserted against such Persons arising out of or in connection with the Loan Documents, the Advances, or the use of proceeds therefrom, other than claims arising out of the gross negligence or willful misconduct of the Lender.

  GENERAL PROVISIONS
    Successors and Assigns.
The Borrower may not assign its rights and obligations under this Agreement without the prior written consent of the Lender. The Lender may assign its rights and obligations to any Person without the Borrower's consent.
    Notices.
Any notice required by or given under this Agreement shall be in writing and delivered: (a) by certified or registered
U.S. mail (deemed delivered three (3) Business Days after deposit); (b) by email (deemed delivered upon receipt during normal business hours, otherwise the next Business Day); (c) by overnight courier (deemed delivered the next Business Day); or (d) by personal delivery (deemed delivered upon receipt). Notices shall be sent to the addresses set forth beneath each Party's signature.
    Amendment and Restatement.
This Agreement amends and restates the Original Agreement in its entirety. From and after the Effective Date, the Original Agreement shall be of no further force or effect, and all references to the "Agreement" in any Loan Document shall mean this Agreement. Notwithstanding the foregoing, (a) the execution and delivery of this Agreement shall not constitute a novation of the Existing Advances or any other obligation arising under the Original Agreement prior to the Effective Date, and (b) the Existing Guaranty remains in effect in accordance with its terms and is not amended, modified, or superseded by this Agreement.
    Waiver.
No failure or delay by any Party in exercising any right or remedy constitutes a waiver thereof. Any waiver must be in writing and signed by each Party and is limited to the specific instance.
    Waiver of Prior Defaults.
The Lender hereby waives all defaults and Events of Default arising under the Original Agreement prior to the Effective Date, including without limitation: (a) the breach of the Prior Commitment Amount limitation; and (b) any failure to timely deliver financial certificates, tax returns, or other reporting obligations. This waiver is conditioned upon and effective only upon the satisfaction of all Conditions Precedent set forth in Section 8.1 and is limited to breaches occurring prior to the Effective Date.
    Governing Law.
This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles; provided that (a) all matters relating to the creation, validity, perfection, priority, and enforcement of any security interest or Lien over shares or equity interests in any entity incorporated or registered under the laws of the Republic of South Africa (including HGR Bonsmara AssetCo, the Bonsmara SPV, and HGR GIBB Energy), (b) all matters relating to the transfer, registration, or issuance of shares or equity interests in any such entity (including any filing with CIPC or any exchange control or Reserve Bank approval), (c) all matters relating to the corporate governance, memorandum of incorporation, shareholders' agreements, or other governing documents of any such entity, and (d) all matters relating to compliance with South African exchange control regulations, tax law, and regulatory requirements applicable to any such entity or to any Qualifying Project located in the Republic of South Africa, shall in each case be governed by and construed in accordance with the laws of the Republic of South Africa. In the event of any conflict between the laws of the State of New York and the laws of the Republic of South Africa with respect to the matters identified in clauses (a) through (d), the laws of the Republic of South Africa shall prevail. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York with respect to matters governed by New York law and to the non-exclusive jurisdiction of the High Court of South Africa with respect to matters governed by South African law, in each case without prejudice to the arbitration provisions of Section 12.7.
    Dispute Resolution.
  Any dispute, claim, or controversy arising out of or relating to this Agreement or any other Loan Document, including any question regarding its existence, validity, interpretation, breach, or termination (a "Dispute"), shall be finally resolved by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect, as modified by this Section 12.7.
  The arbitral tribunal shall consist of three (3) arbitrators appointed as follows: (i) the Lender shall nominate one
(1) arbitrator within twenty (20) Business Days of the filing of a demand for arbitration; (ii) the Borrower shall nominate one (1) arbitrator within twenty (20) Business Days of receipt of such demand; and (iii) the two party-nominated arbitrators shall, within fifteen (15) Business Days of the appointment of the second arbitrator, jointly select a third arbitrator who shall serve as the presiding arbitrator. If the two party-nominated arbitrators cannot agree on the presiding arbitrator within such period, the presiding arbitrator shall be appointed by JAMS in accordance with its rules.
  Each arbitrator shall (i) be admitted to practice law in at least one jurisdiction, (ii) have not fewer than fifteen (15) years of experience in cross-border finance, project finance, or energy transactions, and (iii) have no prior or current relationship with either Party or their respective Affiliates. The presiding arbitrator shall additionally have demonstrable familiarity with at least two of the following: convertible debt instruments, renewable energy project development, secured lending under the Uniform Commercial Code, and the corporate or securities laws of the Republic of South Africa.
  The seat of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral tribunal may hold hearings and take evidence by videoconference or at such other location as the tribunal considers appropriate, including Johannesburg, South Africa, for matters predominantly governed by South African law pursuant to Section 12.6.
  The arbitral tribunal shall have the power to grant any remedy or relief that would be available from a court of competent jurisdiction, including interim, conservatory, and injunctive relief and specific performance. Notwithstanding the foregoing, either Party may apply to any court of competent jurisdiction, including the High Court of South Africa, for urgent interim or conservatory relief pending the constitution of the arbitral tribunal or pending the tribunal's determination of an application for interim relief, without such application being deemed a waiver of the agreement to arbitrate. Any such court-ordered relief shall remain in effect until the arbitral tribunal is constituted and has had a reasonable opportunity to consider whether to confirm, vary, or discharge it.
  The arbitral tribunal shall render its award in writing, with reasons, within six (6) months of the constitution of the tribunal, unless the tribunal determines that the complexity of the Dispute requires an extension, in which case the tribunal shall notify the Parties in writing of the revised timeline. The award shall be final and binding on the Parties and shall not be subject to appeal except on the grounds set forth in the Federal Arbitration Act. Judgment on the award may be entered in any court of competent jurisdiction, including under the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 1958).
  Unless the arbitral tribunal orders otherwise, the costs of the arbitration (including the fees and expenses of the arbitrators and JAMS administrative fees) shall be borne by the non-prevailing Party, and the prevailing Party shall be entitled to recover its reasonable and documented legal fees and disbursements from the non-prevailing Party. If the tribunal determines that neither Party has substantially prevailed, the tribunal shall allocate costs in such manner as it considers just and equitable.
  The Parties undertake to keep confidential all matters relating to any arbitration under this Section 12.7, including the existence of the proceedings, all submissions and evidence filed, and the terms of any award, except to the extent that disclosure is required by applicable Law, regulation, or legal process, or is necessary for the enforcement of the award.
  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE THAT IS NOT REFERRED TO ARBITRATION PURSUANT TO THIS SECTION 12.7.

    Entire Agreement; Amendments.
This Agreement and the other Loan Documents constitute the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing signed by all Parties. Amendments to Exhibit B (including the addition of a new Exhibit B-[n] for a subsequent Qualifying Project) may be effected by a written amendment to Exhibit B signed by the Parties; such amendment shall not constitute an amendment of this Agreement but shall conform to the master provisions hereof.
    Usury Savings.
In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable Law. If any court of competent jurisdiction determines that the Lender has received interest hereunder in excess of the maximum lawful rate, the Lender shall, at its option: (a) promptly refund to the Borrower any interest received by the Lender in excess of the maximum lawful rate; or (b) apply such excess to the outstanding principal balance of the Obligations. It is the intent hereof that the Borrower shall not pay or contract to pay, and that the Lender shall not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable Law.
    USA Patriot Act Notice.
The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), the Lender is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such act.
    Schedules and Exhibits; Updates.
  Lender-Amendable Forms and Procedures. The Lender may, from time to time and in its sole discretion, revise, replace, or supplement any form, template, report format, certificate, or procedural requirement attached as an Exhibit or Schedule hereto, or referenced herein, including the Advance Request (Exhibit A), the Compliance Calendar (Exhibit C), the Financial Certificate, and any other operational document. Any such revision shall be effective upon written notice to the Borrower (which may be delivered by email) and shall not constitute an amendment of this Agreement requiring the Borrower's consent. The Borrower shall comply with any revised form or procedure beginning with the first reporting period or submission following receipt of such notice. For the avoidance of doubt, this Section 12.11 applies only to administrative forms, templates, report formats, certificates, and procedural requirements, and does not authorize the Lender to amend, modify, or supersede any commercial term, definition, covenant, or substantive provision of this Agreement or any other Loan Document, all of which may be amended only in accordance with Section 12.8.
  Auto-Updating Schedules. Schedule 1 (Parent (Pledgor) and Pledgor's Contribution Amount), Schedule 2 (Qualifying Projects Descriptions), and Schedule 3 (Approved Budget) shall be deemed automatically updated, without further amendment of this Agreement, upon the occurrence of the following events: (i) for Schedule 1, any recalculation of the Pledgor's Contribution Amount in accordance with this Agreement, or the accession of an additional Pledgor in connection with the addition of a Qualifying Project; (ii) for Schedule 2, the addition of a Qualifying Project pursuant to Section 12.8 (and the corresponding addition of an Exhibit B-[n] Project Specification); and (iii) for Schedule 3, the Lender's written approval of an updated Approved Budget delivered by the Borrower no later than sixty (60) days prior to the start of each Fiscal Year, or at such other times as the Lender may reasonably request. Upon the occurrence of any such event, the updated Schedule shall replace the then-current version and shall be appended to this Agreement by the Lender, with notice to the Borrower.
  Frozen Schedules. Schedule 4 (Existing Contracts), Schedule 5 (Permitted Liens), Schedule 6 (Existing Advances), and Schedule 7 (Related Party Transactions) constitute closing-date disclosures of the Borrower as of the Effective Date and shall not be amended, supplemented, or modified except by written amendment of this Agreement signed by all Parties in accordance with Section 12.8. For the avoidance of doubt, the occurrence after the Effective Date of any matter that would, if it had existed on the Effective Date, have been required to be disclosed on any of Schedules 4, 5, 6, or 7 shall be governed by the affirmative and negative covenants set forth in Sections 7 and 8 (and not by amendment of such Schedule).

    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Signatures delivered by electronic means shall be deemed original signatures.
    Severability.
If any provision of this Agreement or any Loan Document is held to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions hereof or thereof, and the invalid, illegal, or unenforceable provision shall be reformed, construed, and enforced to the maximum extent permissible so as to most nearly give effect to the original intent of the Parties. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    Further Assurances.
Each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Loan Documents and to give effect to the transactions contemplated hereby and thereby, including, without limitation, (a) the perfection and maintenance of the Lender's Lien on the Collateral, (b) the formation of HGR Bonsmara AssetCo and the satisfaction of the Conversion Date Preconditions, and (c) the consummation of any conversion pursuant to Section 2.5.
    No Third-Party Beneficiaries.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.
    Lender's Right of Set-Off.
Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) and any other credits, indebtedness, or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of the Borrower, against any and all Obligations irrespective of whether the Lender shall have made any demand under this Agreement. The rights of the Lender under this Section 12.16 are in addition to other rights and remedies (including other rights of set-off) that the Lender may have under applicable Law or the other Loan Documents.
    Waiver of Marshalling.
The Borrower hereby waives, to the fullest extent permitted by applicable Law, any right it may have to require the Lender to proceed against any particular Collateral or security or to pursue any particular remedy before proceeding against any other Collateral or security or pursuing any other remedy. The Borrower agrees that the Lender may exercise its rights and remedies against any or all Collateral in any order and by any method it determines in its sole discretion.
    Confidentiality.
Each Party agrees that the terms and conditions of this Agreement and the other Loan Documents, and any information exchanged in connection herewith and therewith, are confidential and shall not be disclosed to any Person other than
(a) such Party's officers, directors, employees, agents, advisors, and legal counsel who have a need to know and who are bound by obligations of confidentiality no less restrictive than those contained herein, (b) as required by applicable Law, regulation, or legal process (provided that, to the extent permitted by Law, the disclosing Party shall provide the other Party with prompt written notice of such requirement prior to disclosure), (c) to any prospective assignee or transferee of the Lender's rights hereunder who agrees to be bound by confidentiality terms substantially similar to this Section 12.18, or (d) with the prior written consent of the other Party.
    Survival of Indemnification.

The obligations of the Borrower under Article 11 (Tax Gross-Up and Indemnification), including all indemnification, reimbursement, and gross-up obligations, shall survive the repayment of the Obligations, the termination or expiration of this Agreement, any conversion pursuant to Section 2.5, and the release of any Collateral, and shall remain in full force and effect regardless of any investigation made by or on behalf of the Lender.
    No Joint Venture.
Nothing in this Agreement, the Shareholders' Agreement Term Sheet, or any other Loan Document shall be construed to characterize the arrangement between the Parties, or between the Lender (or Energea SA Holdco or any other wholly-owned designee of the Lender) and any other shareholder of any Project Holdco or project company, as a joint venture, partnership, or agency relationship. The arrangement is a secured lending and convertible equity arrangement, and the rights, duties, and obligations of each Party are governed exclusively by the terms of the Loan Documents.
[Remainder of page intentionally left blank. Signature page follows.]

SIGNATURE PAGE LENDER:
ENERGEA PORTFOLIO 3 AFRICA, LP

By: Energea Global LLC, its general partner

By:
Name: Mike Silvestrini Title: Managing Partner Address:
Energea Portfolio 3 Africa, LP 52 Main Street
Chester, CT 06412
Email: mike@energea.com

BORROWER:

HGR ENERGY, LLC (f/k/a Hecate Global Renewables LLC)
By:
Name: David Wilhelm
Title: Chief Executive Officer Address:
HGR Energy, LLC
621 W. Randolph Street Chicago, IL 60661
Email: dwilhelm@hgrenergy.com

EXHIBITS AND SCHEDULES
Exhibit A - Form of Advance Request
Exhibit B - Qualifying Project Specifications (master sheet) Exhibit B-1 - Bonsmara Project Specifications
Exhibit B-2 - Bumpe Project Specifications Exhibit B-3 - Marang Green Project Specifications Exhibit C - Compliance Calendar
Schedule 1 - Parent (Pledgor) and Pledgor's Contribution Amount Schedule 2 - Qualifying Projects Descriptions
Schedule 3 - Approved Budget Schedule 4 - Existing Contracts Schedule 5 - Permitted Liens Schedule 6 - Existing Advances
Schedule 7 - Related Party Transactions Schedule 8 - Intercreditor Principles

EXHIBIT A - FORM OF ADVANCE REQUEST
This Exhibit A is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
Purpose.
This form, when executed by the Borrower, constitutes, in a single instrument, (i) the Advance Request prescribed by the Lender pursuant to Section 1 (definition of "Advance Request") of the Agreement, (ii) the use-of-proceeds summary required by Section 3.1(a), and (iii) the compliance certification required by Section 3.1(b). It is delivered together with the external supporting documentation listed in REQUIRED DOCUMENTS below. Incomplete submissions will delay processing.

ADVANCE IDENTIFICATION
Borrower: HGR Energy LLC, a Delaware limited liability company. Lender: Energea Portfolio 3 Africa, LP.
Advance Request No.: [•] Request Date: [•]
Requested Disbursement Date: [•] Qualifying Project(s): [•] Purpose: [•]

ADVANCE CALCULATION
Pursuant to Section 3.1 and Section 2.4 of the Agreement, this Advance Request sets forth the Gross Advance Amount, the Structuring Fee accruing in respect of such Advance (informational; payable in cash per Section 2.4), and the resulting Net amount to be disbursed.
Item	Description	Amount (USD)
1	Gross Advance Amount (Section 1; constitutes principal of this Advance for all purposes hereunder, including the Conversion Amount, per Section 2.4).	US$[•]
1A	Structuring Fee accruing on this Advance (5.0% of Item 1; informational; payable in cash pursuant to Section 2.4).	US$[•]
1C	Net amount to be disbursed to the Borrower (Item 1 minus the amount, if any, of Item 1A satisfied at disbursement pursuant to Section 2.4).	US$[•]

USE OF PROCEEDS
This section sets forth the use of the Gross Advance Amount across the Approved Budget line items (Section 2.2; Schedule 3). Direct project costs are attributed to a single Qualifying Project; Working Capital / Central Costs are reflected separately, with the categories tracking the Working Capital / Central Costs Budget defined in Schedule 3, plus Other Fees and Interest on existing Loan.
  Project Cost Allocation (direct attribution).
Qualifying Project	Approved Budget Line Item / Description	Amount (USD)
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

  Working Capital / Central Costs Budget.
Line Item	Amount (USD)
Payroll	[•]
Administration and Back-office Support	[•]
Accounting and Controlling	[•]
Bank Fees	[•]
Entity Expenses	[•]
Legal Expenses	[•]
Travel	[•]
IT and Communications	[•]

Line Item	Amount (USD)
Other Fees (incl. one-time Amendment Fee for the first Advance funded after the Effective Date - see Section 1, def. "Amendment Fee", and Section 8.1(b)).	[•]
Interest on existing Loan (Section 2.3).	[•]
Total - Working Capital / Central Costs Budget.	[•]

  Total and ZAR/USD Reconciliation.
Total - Direct Project Costs + Working Capital (Use of Proceeds).	US$[•]
ZAR-denominated invoices supporting this Advance (Section 1, def. "Applicable Exchange Rate"; Section 7.1.1(h)).	ZAR [•] @ [•] ZAR/USD

REQUIRED DOCUMENTS
The items listed below are external attachments. Items that are self-attestations or are otherwise contained within this form are addressed in BORROWER CERTIFICATION below and need not be separately attached.
#	Required Item	Reference	Status
1	Reconciliation Certificate certifying ZAR invoice support, sub-category specification per the Project Budget, and Applicable Exchange Rate calculation.	Section 7.1.1(h); Schedule 3.	Inc. ☐ Waived ☐ Def.
2	Budget reconciliation comparing actual expenditures against the Approved Budget for each affected Qualifying Project.	Section 7.1.1(d).	Inc. ☐ Waived ☐ Def.
3	Supporting invoices for the items in this Advance.	Section 3.1(d).	Inc. ☐ Waived ☐ Def.
4	Supporting invoices for the Advance last funded (retrospective; if not previously delivered).	Section 3.1(c); Section 8.2(a).	Inc. ☐ N/A first Advance ☐ Def.
5	Monthly Financial Report and Project Status Report.	Section 7.1.1(c); Exhibit C, item 1.	Attached ☐ Confirmed Current
6	Such other items as the Lender may reasonably require.	Section 3.1(d); Section 8.2(c).	Inc. ☐ N/A ☐ Def.

WAIVER / DEFERRAL REQUEST (IF APPLICABLE)
Complete this section only if one or more items above are not included in this submission package. Submissions with missing items that do not include a waiver or deferral request will be returned. The Lender retains sole discretion under Section 8.2(c) and Section 3.1(d).
Item No.	Reason / Explanation	Expected Delivery Date or Waiver Requested
[•]	[•]	[•]
[•]	[•]	[•]

WIRE INSTRUCTIONS (BORROWER ACCOUNT)
Account Name.	[•]
Beneficiary Bank Name.	[•]
Bank ABA / Routing.	[•]
Account Number.	[•]
Account Type.	[•]

BORROWER CERTIFICATION
By executing this form, the undersigned officer of the Borrower certifies, on behalf of the Borrower and in respect of the Advance Request set out above, that:
  Representations and Warranties. All representations and warranties of the Borrower under Section 6.1 of the Agreement remain true and correct in all material respects as of the date hereof (except to the extent stated to relate to a specific earlier date, in which case as of such earlier date) [Section 6.1; Section 8.2];

  No Default; No Material Adverse Effect. No event has occurred which constitutes, or which with notice or lapse of time or both could reasonably be expected to constitute, a Default or an Event of Default, and no Material Adverse Effect has occurred [Section 8.2(b); Section 9.1; Section 1, def. "Material Adverse Effect"];
  Conditions Precedent and Fundamental Conditions. The requested Advance complies with all conditions precedent set forth in Section 8.2 of the Agreement, and the Fundamental Conditions are satisfied as of the requested Disbursement Date [Section 3.2; Section 1, def. "Fundamental Conditions"; Section 8.2];
  Accounting Standard. The Borrower's accounting records are maintained in accordance with the Accounting Standard (IFRS) for the life of the Obligations [Section 1, def. "Accounting Standard"; Section 7.1.5];
  Use of Proceeds. The Gross Advance Amount will be used solely for the development, construction, or other costs of the Qualifying Projects in accordance with the Approved Budget for each such Qualifying Project [Section 2.2; Section 7.1.9; Schedule 3];
  Calculation and Allocation Accuracy. Items 1, 1A, and 1C in ADVANCE CALCULATION and the Use of Proceeds set forth above are accurate and complete; the Borrower acknowledges that (i) the Structuring Fee in Item 1A is paid in cash pursuant to Section 2.4 and is not capitalized into principal or any Conversion Amount; (ii) for the first Advance funded after the Effective Date, the one-time Amendment Fee of US$100,000 is reflected in USE OF PROCEEDS sub-section (b) as the Other Fees row, and is settled in cash pursuant to Section 1 (def. "Amendment Fee") and Section 8.1(b) at the Lender's direction; and (iii) the Lender will record the resulting per-Project Conversion Amount in its books and records contemporaneously with funding under Section 3.2 [Section 2.4; Section 3.1; Section
3.2; Section 8.1(b)];
  Form as Compliance Package. By executing this form, the Borrower delivers, in a single instrument, (i) the Advance Request prescribed by the Lender pursuant to Section 1 (def. "Advance Request"), (ii) the use-of-proceeds summary required by Section 3.1(a), and (iii) the compliance certification required by Section 3.1(b);
  Wire Instructions. The Borrower account details set forth in WIRE INSTRUCTIONS (above) are accurate and effective as of the date hereof for receipt of the Net amount in Item 1C pursuant to Section 3.2; and
  Monthly Reporting Currency. The most recent Monthly Financial Report and Project Status Report delivered pursuant to Section 7.1.1(c) (Exhibit C, item 1) either (A) remains current as of the date hereof, or (B) is delivered together with this Advance Request, as indicated in REQUIRED DOCUMENTS, item 5.
EXECUTION
HGR Energy LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:
Date:

[End of Exhibit A]

EXHIBIT B - QUALIFYING PROJECT SPECIFICATIONS (MASTER)
This Exhibit B is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Exhibit B is the master index of Qualifying Projects under the Agreement. Each Qualifying Project added to this Exhibit B shall be specified in a separate Exhibit B-[n] attached hereto.
  Qualifying Projects.
    Bonsmara Project - see Exhibit B-1 - Bonsmara Project Specifications.
    Pipeline Projects - second and third Qualifying Projects to be added by amendment of this Exhibit B and addition of corresponding Exhibits B-2 and B-3 in accordance with Section 12.8 of the Agreement.
  Amendment Mechanism.
This Exhibit B may be amended only by written agreement of the Parties in accordance with Section 12.8 of the Agreement. The addition of a Qualifying Project pursuant to such an amendment shall: (a) require the corresponding addition of an Exhibit B-[n] specifying the Project Identity, Project Description, Economic Parameters, Conversion Date Preconditions, and Shareholders' Agreement architecture; (b) trigger automatic update of Schedule 1 (per Section 12.11(b)(i)); and (c) trigger automatic update of Schedule 2 (per Section 12.11(b)(ii)).
[End of Exhibit B]

EXHIBIT B-1 - BONSMARA PROJECT SPECIFICATIONS
This Exhibit B-1 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used and not otherwise defined in this Exhibit B-1 have the meanings given to them in Section 1 of the Agreement.

  Project Identity.
    Qualifying Project name: Bonsmara Project.
    Project company: Bonsmara Solar PV (RF) (Pty) Ltd., a company registered under the laws of the Republic of South Africa (the "Bonsmara SPV").
    Current holder of Bonsmara SPV share capital: HGR GIBB Energy (100%).
    Project Holdco: HGR Bonsmara AssetCo, the South African private company to be formed by the Borrower as a wholly-owned subsidiary for the purposes set forth in Section 1 (Definitions).
    Post-FC share capital of Bonsmara SPV: HGR Bonsmara AssetCo (51%); GIBB (49%); HGR GIBB Energy (0%).
    Post-Conversion two-layer cap-stack (illustrative, assuming exercise of the Conversion Right at the Maximum Conversion Amount): At HGR Bonsmara AssetCo: Lender 67%; Borrower 33%. At Bonsmara SPV: HGR Bonsmara AssetCo 51%; GIBB 49%; HGR GIBB Energy 0%. Lender's indirect look-through ownership of the Bonsmara SPV: 34.17%. Borrower's indirect look-through ownership of the Bonsmara SPV: 16.83%. GIBB's direct ownership of the Bonsmara SPV: 49%.

  Project Description.
Solar photovoltaic renewable energy generation project located in the Republic of South Africa; utility-scale configuration; non-BESS. Additional project-level details are set forth in Schedule 2.

  Economic Parameters.
    Project Maximum Amount: Twenty Million Dollars ($20,000,000).
    Net Dollars Allocated at COD (sizing/reporting reference): the aggregate principal amount of all Advances disbursed in respect of the Bonsmara Project as of the Conversion Date, as determined by the Lender from its Advance records. Project Holdco Conversion Valuation: $[FILL: Project Holdco Conversion Valuation (Bonsmara) - pending Arthur Project-Cost-Analysis-derived AssetCo NAV and Borrower-side valuation view]. Conversion Equity Percentage: sixty-seven percent (67%). Maximum Conversion Amount = Conversion Equity Percentage × Project Holdco Conversion Valuation = 67% × Project Holdco Conversion Valuation.
    Target Financial Close: as set forth in the Project schedule delivered to the Lender from time to time.
    Target COD: as set forth in the construction schedule delivered to the Lender from time to time.
    Conversion equity percentage at full conversion: approximately 67% of HGR Bonsmara AssetCo (with the Borrower retaining the remaining approximately 33%), as calculated in accordance with Section 2.5(b).

  Conversion Date Preconditions (Bonsmara).
The Conversion Date Preconditions for the Bonsmara Project are: (a) the due formation of HGR Bonsmara AssetCo as a South African private company wholly owned by the Borrower, evidenced by delivery to the Lender of (i) the registration certificate (or local equivalent) issued by the Companies and Intellectual Property Commission (or successor authority); (ii) the memorandum of incorporation; and (iii) the opening share register showing the Borrower as the sole shareholder; (b) the transfer of 51% of the issued share capital of the Bonsmara SPV from HGR GIBB Energy to HGR Bonsmara AssetCo at Financial Close, and registration of such transfer with CIPC; (c) delivery of the updated securities register of HGR Bonsmara AssetCo reflecting the Borrower's 100% ownership; and (d) delivery of such exchange control or Reserve Bank approvals as may be required under South African law.

  Shareholders' Agreements.

Two-layer architecture per the Shareholders' Agreement Term Sheet:
    Layer 1 - HGR Bonsmara AssetCo SHA, between the Lender (acting through Energea SA Holdco or another wholly-owned designee of the Lender) and the Borrower, establishing the Lender's majority-owner control posture at HGR Bonsmara AssetCo.
    Layer 2 - Bonsmara SPV SHA, between HGR Bonsmara AssetCo and GIBB, establishing negative covenants, ROFR, and information rights at the project-company level.
Neither shall be characterized as a joint venture.

  Amendment Mechanic.
This Exhibit B-1 may be amended by written agreement of the Parties. Additional Qualifying Projects may be added as Exhibits B-2, B-3, and so on, conforming to the master provisions of the Agreement.
[End of Exhibit B-1]

EXHIBIT B-2 - BUMPE PROJECT SPECIFICATIONS
This Exhibit B-2 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used and not otherwise defined in this Exhibit B-2 have the meanings given to them in Section 1 of the Agreement.
  Project Identity.
    Qualifying Project name: Bumpe Project.
    Project company: [FILL: Bumpe project SPV legal name and registration jurisdiction], to be formed pursuant to Section 7.1.13 of the Agreement (the "Bumpe SPV").
    Current development status: pre-formation; project development costs are being funded through the Borrower under the Joint Development Agreement between the Borrower and Africa50 Project Development Limited ("Africa50").
    Project Holdco: [FILL: Bumpe Project Holdco legal name], the project holding entity to be formed by the Borrower as a wholly-owned subsidiary on terms consistent with the Project Holdco mechanics in Section 1 (Definitions).
    Anticipated post-FC share capital of the Bumpe SPV: [FILL: ownership percentages and shareholders, anticipated to reflect the 50/50 economic split between the Borrower's group and Africa50 under the Joint Development Agreement].
    Post-Conversion two-layer cap-stack (illustrative, assuming exercise of the Conversion Right at the Maximum Conversion Amount): At the Bumpe Project Holdco: Lender [TBD]; Borrower [TBD] (Conversion Equity Percentage to be set forth at the time of amendment of this Exhibit B-2 in respect of the Bumpe Project). At the Bumpe SPV: as set forth in clause (e) above (unaffected by the AssetCo-level Conversion). Lender's indirect look-through ownership of the Bumpe SPV is calculated as the applicable Conversion Equity Percentage multiplied by the Bumpe Project Holdco's percentage interest in the Bumpe SPV.
  Project Description.
Renewable energy generation project located in [FILL: project country/jurisdiction]; [FILL: technology - solar photovoltaic / wind / hybrid]; [FILL: utility-scale configuration]; non-BESS unless the Lender consents in writing. Additional project-level details are set forth in Schedule 2.
  Economic Parameters.
    Project Maximum Amount: Twenty Million Dollars ($20,000,000).
    Net Dollars Allocated at COD (sizing/reporting reference): the aggregate principal amount of all Advances disbursed in respect of the Bumpe Project as of the Conversion Date, as determined by the Lender from its Advance records. Project Holdco Conversion Valuation: $[FILL: Project Holdco Conversion Valuation for the Bumpe Project, to be set forth at the Conversion Date]. Conversion Equity Percentage: [TBD: to be set forth at the time of amendment of this Exhibit B-2 in respect of the Bumpe Project, in accordance with Section 12.8]. Maximum Conversion Amount
= Conversion Equity Percentage × Project Holdco Conversion Valuation.
    Target Financial Close: as set forth in the Project schedule delivered to the Lender from time to time.
    Target COD: as set forth in the construction schedule delivered to the Lender from time to time.
    Conversion equity percentage at full conversion: as set forth in clause (b) above (the Conversion Equity Percentage being [TBD] pending amendment of this Exhibit B-2 in respect of the Bumpe Project), and calculated in accordance with Section 2.5(b).
  Conversion Date Preconditions (Bumpe).
The Conversion Date Preconditions for the Bumpe Project are: (a) the due formation of the Bumpe Project Holdco as a wholly-owned subsidiary of the Borrower in the applicable jurisdiction, evidenced by delivery to the Lender of the registration certificate (or local equivalent) and a current certificate of good standing; (b) the formation of the Bumpe SPV pursuant to Section 7.1.13 of the Agreement and the transfer of project rights to the Bumpe SPV; (c) the transfer of the Bumpe Project Holdco's percentage interest in the Bumpe SPV consistent with the agreed Joint Development Agreement structure; (d) registration of such transfer with the applicable corporate registry and update of the Bumpe

SPV's securities register to reflect the post-FC cap-table; and (e) any required regulatory approvals or notifications applicable to the project jurisdiction.
  Shareholders' Agreements.
Two-layer architecture per the Shareholders' Agreement Term Sheet: (a) Layer 1 - Bumpe Project Holdco SHA, between the Lender (acting through Energea SA Holdco or another wholly-owned designee of the Lender) and the Borrower, establishing the Lender's majority-owner control posture at the Bumpe Project Holdco; and (b) Layer 2 - Bumpe SPV SHA, between the Bumpe Project Holdco and Africa50 (or other Bumpe SPV co-shareholder), establishing negative covenants, ROFR, and information rights at the project-company level. Neither shall be characterized as a joint venture.
  Amendment Mechanic.
This Exhibit B-2 may be amended by written agreement of the Parties. Additional Qualifying Projects may be added as Exhibits B-3, B-4, and so on, conforming to the master provisions of the Agreement.
[End of Exhibit B-2]

EXHIBIT B-3 - MARANG GREEN PROJECT SPECIFICATIONS
This Exhibit B-3 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used and not otherwise defined in this Exhibit B-3 have the meanings given to them in Section 1 of the Agreement.
  Project Identity.
    Qualifying Project name: Marang Green Project.
    Project company: [FILL: Marang Green project SPV legal name and registration jurisdiction (Botswana)] (the "Marang Green SPV"). The Marang Green SPV exists as of the Effective Date but has not yet commenced material project activities.
    Current development status: project SPV formed; project development paused pending resolution of interconnection discussions with the applicable utility. Project rights anticipated to be transferred to the Marang Green SPV in accordance with the Joint Development Agreement among the Borrower (or an Affiliate) and the Borrower's Botswanan local development partner.
    Project Holdco: [FILL: Marang Green Project Holdco legal name], the project holding entity to be formed by the Borrower as a wholly-owned subsidiary on terms consistent with the Project Holdco mechanics in Section 1 (Definitions).
    Anticipated post-FC share capital of the Marang Green SPV: [FILL: ownership percentages and shareholders, anticipated to reflect the agreed economic split between the Borrower's group and the Botswanan local development partner under the Joint Development Agreement].
    Post-Conversion two-layer cap-stack (illustrative, assuming exercise of the Conversion Right at the Maximum Conversion Amount): At the Marang Green Project Holdco: Lender [TBD]; Borrower [TBD] (Conversion Equity Percentage to be set forth at the time of amendment of this Exhibit B-3 in respect of the Marang Green Project). At the Marang Green SPV: as set forth in clause (e) above (unaffected by the AssetCo-level Conversion). Lender's indirect look-through ownership of the Marang Green SPV is calculated as the applicable Conversion Equity Percentage multiplied by the Marang Green Project Holdco's percentage interest in the Marang Green SPV.
  Project Description.
Renewable energy generation project located in the Republic of Botswana; [FILL: technology - solar photovoltaic / wind / hybrid]; [FILL: utility-scale configuration]; non-BESS unless the Lender consents in writing. Project development is currently paused pending resolution of interconnection discussions with the local utility. Additional project-level details are set forth in Schedule 2.
  Economic Parameters.
    Project Maximum Amount: Twenty Million Dollars ($20,000,000).
    Net Dollars Allocated at COD (sizing/reporting reference): the aggregate principal amount of all Advances disbursed in respect of the Marang Green Project as of the Conversion Date, as determined by the Lender from its Advance records. Project Holdco Conversion Valuation: $[FILL: Project Holdco Conversion Valuation for the Marang Green Project, to be set forth at the Conversion Date]. Conversion Equity Percentage: [TBD: to be set forth at the time of amendment of this Exhibit B-3 in respect of the Marang Green Project, in accordance with Section 12.8]. Maximum Conversion Amount = Conversion Equity Percentage × Project Holdco Conversion Valuation.
    Target Financial Close: as set forth in the Project schedule delivered to the Lender from time to time, taking into account the timing of resolution of interconnection discussions.
    Target COD: as set forth in the construction schedule delivered to the Lender from time to time.
    Conversion equity percentage at full conversion: as set forth in clause (b) above (the Conversion Equity Percentage being [TBD] pending amendment of this Exhibit B-3 in respect of the Marang Green Project), and calculated in accordance with Section 2.5(b).
  Conversion Date Preconditions (Marang Green).

The Conversion Date Preconditions for the Marang Green Project are: (a) the due formation of the Marang Green Project Holdco as a wholly-owned subsidiary of the Borrower in the applicable jurisdiction, evidenced by delivery to the Lender of the registration certificate (or local equivalent) and a current certificate of good standing; (b) the perfection of the Lender's Lien on one hundred percent (100%) of the equity of the Marang Green SPV under the Subsidiary Pledge Agreement (or supplement thereto); (c) the transfer of the Marang Green Project Holdco's percentage interest in the Marang Green SPV consistent with the agreed Joint Development Agreement structure; (d) registration of such transfer with the applicable corporate registry and update of the Marang Green SPV's securities register to reflect the post-FC cap-table; and (e) any required regulatory approvals or notifications applicable to Botswana.
  Shareholders' Agreements.
Two-layer architecture per the Shareholders' Agreement Term Sheet: (a) Layer 1 - Marang Green Project Holdco SHA, between the Lender (acting through Energea SA Holdco or another wholly-owned designee of the Lender) and the Borrower, establishing the Lender's majority-owner control posture at the Marang Green Project Holdco; and (b) Layer 2 - Marang Green SPV SHA, between the Marang Green Project Holdco and the Botswanan local development partner, establishing negative covenants, ROFR, and information rights at the project-company level. Neither shall be characterized as a joint venture.
  Amendment Mechanic.
This Exhibit B-3 may be amended by written agreement of the Parties. Additional Qualifying Projects may be added as Exhibits B-4, B-5, and so on, conforming to the master provisions of the Agreement.
[End of Exhibit B-3]

EXHIBIT C - COMPLIANCE CALENDAR
This Exhibit C is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Exhibit C summarizes the recurring reporting and compliance obligations of the Borrower under Section 7 of the Agreement. In the event of any inconsistency between this Exhibit C and Section 7 (or any other provision of the Agreement), Section 7 (or such other provision) shall govern.

#	Deliverable	Frequency	Due	Section
1	Monthly Financial Report	Monthly	15 Business Days after end of each calendar month	§7.1.1
2	ZAR/USD Reconciliation Report	Monthly	with Monthly Financial Report	§7.1.1(h)
3	Annual Audited Financial Statements	Annually	120 days after end of each Fiscal Year	§7.1.1(a)
4	Annual Approved Budget	Annually	60 days before start of each Fiscal Year	§2.2 + §12.11(b)
5	Insurance Certificates	Annually + on renewal	within 10 days of renewal	§7.1.4
6	COD Notice (each Qualifying Project)	One-time per Project	within 5 Business Days of COD	§7.1.1(e)
7	Notice of Default / Event of Default	As applicable	within 5 Business Days of becoming aware	§7.1.1(e)(i)
8	Notice of Material Adverse Effect	As applicable	within 5 Business Days of becoming aware	§7.1.1(e)(ii)
The Lender may, from time to time and in its sole discretion, revise this Exhibit C in accordance with Section 12.11(a) of the Agreement.
[End of Exhibit C]

SCHEDULE 1 - PARENT (PLEDGOR) AND PLEDGOR'S CONTRIBUTION AMOUNT
This Schedule 1 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
  Parent (Pledgor).
    Name: HGR International Holdings, Inc.
    Jurisdiction of organization: Delaware.
    Type of entity: corporation.
    Direct equity held in Borrower: 100% of the membership interests of HGR Energy, LLC.
  Pledgor's Contribution Amount.
As of the Effective Date, the Pledgor's Contribution Amount is $2,136,563.73 as evidenced below, representing capital contributions documented in the Borrower's financial Statements.
Transaction Detail by Account HGR Energy LLC
All Dates

Amount

211001 Shareholder Notes Payable - DW	$45,220.78
211002 Shareholder Notes Payable - JH	$40,220.00
231000 Owner's Equity - David Wilhelm	$1,996,122.95
232000 Owner's Equity - Nicholas Bullinger	$55,000.00
$2,136,563.73

  Amendment Mechanism.
This Schedule 1 shall be deemed automatically updated, without further amendment of the Agreement, upon (i) any recalculation of the Pledgor's Contribution Amount in accordance with the Agreement, or (ii) the accession of an additional Pledgor in connection with the addition of a Qualifying Project, in each case in accordance with Section 12.11(b)(i) of the Agreement.
[End of Schedule 1]

SCHEDULE 2 - QUALIFYING PROJECTS DESCRIPTIONS
This Schedule 2 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
  Qualifying Projects (as of the Effective Date).
    Bonsmara Project - utility-scale solar photovoltaic renewable energy generation project located in the Republic of South Africa; non-BESS configuration; project company Bonsmara Solar PV (RF) (Pty) Ltd. Detailed specifications set forth in Exhibit B-1.
  Subsidiaries (as of the Effective Date).
    HGR Bonsmara AssetCo - a South African private company to be formed and wholly owned by the Borrower.
    HGR GIBB Energy (PTY) Ltd. - a South African private company holding 100% of the issued share capital of the Bonsmara SPV until Financial Close of the Bonsmara Project; from and after Financial Close, the Borrower shall cause HGR GIBB Energy to transfer the entirety of its Bonsmara SPV holding in a single transaction (51% to HGR Bonsmara AssetCo and 49% directly to GIBB), and HGR GIBB Energy shall thereafter cease to hold any equity interest in the Bonsmara SPV.
    Bonsmara SPV - Bonsmara Solar PV (RF) (Pty) Ltd., the project company for the Bonsmara Project.
  Amendment Mechanism.
This Schedule 2 shall be deemed automatically updated, without further amendment of the Agreement, upon the addition of a Qualifying Project pursuant to Section 12.8 of the Agreement (and the corresponding addition of an Exhibit B-[n]), in accordance with Section 12.11(b)(ii).
[End of Schedule 2]

SCHEDULE 3 - APPROVED BUDGET
This Schedule 3 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
  Project Budgets per Qualifying Project. The Project Budget for each Qualifying Project shall be set forth in the corresponding Exhibit B-[n] for such Project, comprising (a) the Bonsmara Project Budget (Exhibit B-1), (b) the Bumpe Project Budget (Exhibit B-2), (c) the Marang Green Project Budget (Exhibit B-3), each covering the period from the date of the first Advance allocated to such Project through the Commercial Operation Date for such Project, or in the case of any Project for which Advances are limited to pre-Financial Close development expenditure, through the date the relevant power purchase agreement is executed.
    Bonsmara Project Budget
      Development Budget from the Effective Date to Financial Close (FC)

Line Item	ZAR	VAT	TOTAL ZAR	USD (@16.63)
Accounting Expenses	38,250	5,738	43,988	2,645.07
Basic Studies and Executive Project	409,566	61,435	471,001	28,322.34
Closing Costs	127,500	19,125	146,625	8,816.90
Consulting Services	1,604,970	240,746	1,845,716	110,987.10
Contingency	551,054	82,658	633,712	38,106.56
Environmental Licensing	229,500	34,425	263,925	15,870.41
EPC RFP and Contracting	373,329	55,999	429,328	25,816.50
Guarantees costs	255,000	38,250	293,250	17,633.79
Interconnection Consultants	256,561	38,484	295,045	17,741.75
Legal Fees	1,450,044	217,507	1,667,550	100,273.62
Lender Process	3,008,274	451,241	3,459,515	208,028.59
Misc Fees	24,857	3,729	28,585	1,718.91
Interconnection	3,108,759	466,314	3,575,073	214,977.33
Payments to Project Owner	7,344,000	1,046,520	8,390,520	504,541.19
Site Travel	168,300	25,245	193,545	11,638.30
Total	18,949,964	2,787,415	21,737,378	1,307,118

      Construction Budget from Financial Close to Commercial Operation Date
        Total Project Budget

Construction Budget to COD	ZAR ex VAT
1.1.1. Solar Modules	R 248,735,336
1.1.2. Solar Inverters	R 37,498,596
1.1.3. Mounting Materials	R 92,793,741

1.1.4. Electrical Materials	R 60,679,448
1.1.5. Substation and Transformers	R 177,131,585
1.1.6. Labor, Earthworks & Accomodations	R 240,569,957
1.1.7. Monitoring Equipment	R 5,808,973
1.1.8. CCTV	R 6,551,911
1.1.9. Others	R 39,677,350
1.1.10. Interconnection	R 35,777,440
1.1. Sub-Total Hard Costs	R 945,224,337

1.2.1. Contingency	R 49,145,154
1.2.2. Insurance	R 4,800,000
1.2.3. Land Rental	R 378,750
1.2.4. Misc Fees	R 12,500,000
1.2.5. Owner's Management	R 20,000,000
1.2. Sub-Total Soft Costs	R 86,823,904

1.3. Development Cost Refund	R 60,758,635

1. Sub-Total CapEx	R 1,092,806,876

2.1. Interest During Construction (IDC)	R 168,053,966
2.2. Upfront Fees	R 11,445,387
2.3. Commitment Fees	R 4,578,155
2.4. Debt Service Reserve Account (DSRA)	R 33,610,793
2. Sub-Total Financing Costs	R 217,688,301

3. Fundable VAT	R 36,022,076

Total Project Cost	R 1,346,517,253

        HGR Energy required budget

	ZAR	USD (@16.63)
Total Project Cost	R 1,346,517,253	$ 80,969,167.34

Expected Project Finance Debt	R 1,144,538,688	$ 68,823,733.51
Expected Project Equity	R 201,978,565	$ 12,145,433.82

HGR Energy Required Budget (51% of project equity)	R 103,009,068	$ 6,194,171.25

    Bumpe Project Budget

      Development Budget from the Effective Date up to securing a PPA

Line Item	USD
Feasibility Study (completion)	107,000
Hydrological Study	95,000
Topographical Study	11,200
Geotech Study	86,300
Site Travel	20,000
Local permitting support	10,000
HGR PM	50,000
Total Project Budget	379,500

    Marang Green Project Budget
      Development expenditure for outstanding invoices until Project restarts

Line Item	USD
Consulting Services	7,500
Total	7,500

  Working Capital / Central Costs Budget. The Borrower's working capital, overhead, and central administrative costs not directly attributable to any single Qualifying Project shall constitute the Working Capital / Central Costs Budget on a Fiscal Year basis, set forth in the schedule attached as Annex 3-A.

Line item	USD	Cap
Payroll	900,000	$30,000 / month
Administration and back office Support	225,000	per Approved Budget
Accounting and Controlling	45,000	per Approved Budget
Bank Fees	10,800	per Approved Budget
Entity Expenses	22,500	per Approved Budget
Legal Expenses	200,000	per Approved Budget
Travel	90,000	per Approved Budget
IT& Comms	90,000	per Approved Budget
Total Working Capital / Central Costs Budget	1,583,300	-

  Applicable Exchange Rate. The Applicable Exchange Rate for purposes of this Schedule 3 section 1(a) is 16.63 ZAR per USD, as of 24/04/2026, as published by the South African Reserve Bank (https://www.resbank.co.za/en/home/what-we-do/statistics/key-statistics/current-market-rates).
  Amendment Mechanism. This Schedule 3 shall be deemed automatically updated, without further amendment of the Agreement, upon the Lender's written approval of an updated Approved Budget delivered by the Borrower no later than sixty (60) days prior to the start of each Fiscal Year, or at such other times as the Lender may reasonably request, in accordance with Section 12.11(b)(iii).
[End of Schedule 3]

SCHEDULE 4 - EXISTING CONTRACTS
This Schedule 4 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Schedule 4 sets forth, as of the Effective Date, all material Contracts to which the Borrower or any Subsidiary is a party that are referenced in Section 6.1(s) of the Agreement.
  HGR Energy has entered into the following agreements:
    Development Services Agreement with HGR International Holdings, Inc. (f/k/a Hecate Holdings LLC) for the provision of ad hoc services to assist HGR Energy as required on terms to be specified on a case-by-case basis and subject to mutual agreement.
    Memorandum of Agreement (MOA) signed by HGR with GIBB to collaborate in the joint development, acquisition, ownership, implementation and operation of renewable energy and storage assets. As a result of this MOA, HGR-GIBB Energy (Pty) Ltd was incorporated.
    Bonsmara Project:
      SPA, DSA and associated transaction documents signed by HGR-GIBB.
      Standard Bank - to be mandated as lead lender
      Agreements with Third Party Advisors :
        Moore South Africa - Accounting Services (Bonsmara SPV)
        PKF - Accounting Services (HGR GIBB)
        WSP - Technical Engineering Services
        HSF - Legal services
        Crede Capital Partners - Financial Services
        SEMI - EPC/O&M (to be entered into)
        AON - Insurance Advisor
        Lenders Advisors :
          SLR - Environmental
          Willis - Insurance
          WSP - Technical
          Webber Wentzel - Legal
          CAPIC - Financial Model independent review and audit
        ESKOM - Interconnection agreement
    Bumpe Project:
      JDA with Africa50 signed by HGR Energy for the co-development of the Bumpe Project
      MOU with the Ministry of Energy signed by HGR Energy and Africa50.
      Agreements with Third party advisors:
        Harmattan Renewables - Feasibility Study
        Integems - Site Studies (Hydrological, Topographical and Geotechnical)
        HSF - Legal Services
    Marang Green Project:
      JDA with NSF Investments and Earth Capital signed by HGR Energy for the co-development of the project.
    Pyramid project - NBO signed by HGR-GIBB
  HGR Energy has entered into a number of Non-Disclosure Agreements (NDAs).
  HGR Energy has signed the Heads of Terms of a Service Agreement between Fieldstone and HGR.
  HGR Energy has entered into a number of fee agreements related to fund raising services, all of which are contingent on success or with a small due diligence fee (all due diligence fees have been paid or will be paid by the mid-September 2024).

This Schedule 4 is a closing-date disclosure of the Borrower as of the Effective Date and shall not be amended, supplemented, or modified except by written amendment of the Agreement signed by all Parties in accordance with Section 12.8, in accordance with Section 12.11(c).
[End of Schedule 4]

SCHEDULE 5 - PERMITTED LIENS
This Schedule 5 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Schedule 5 sets forth, as of the Effective Date, all Permitted Liens (other than those identified by category in Section 1 of the Agreement under the defined term "Permitted Liens") that the Borrower or any Subsidiary requires to be expressly scheduled.
Bonsmara SPV Share Pledge. Pursuant to the Amended and Restated Share Pledge Agreement dated 12/13 December 2024 between HGR GIBB Energy (PTY) Ltd. (as Pledgor), PNE Erneuerbare Energien GmbH (formerly WKN GmbH), and WKN Windcurrent SA Proprietary Limited (as Creditor), all of the issued ordinary shares in Bonsmara Solar PV (RF) Proprietary Limited held by the Pledgor, together with all distributions, voting rights, and other rights attaching thereto, have been pledged and ceded in securitatem debiti in favour of WKN Windcurrent SA Proprietary Limited as security for the payment of Development Fees owing under the Development Services Agreement between the same parties and Bonsmara Solar PV (RF) Proprietary Limited. Original share certificates and blank instruments of transfer have been delivered to the Creditor. This pledge will be released upon payment in full of all secured obligations, which is expected to occur at or prior to Financial Close of the Bonsmara Project.
This Schedule 5 is a closing-date disclosure of the Borrower as of the Effective Date and shall not be amended, supplemented, or modified except by written amendment of the Agreement signed by all Parties in accordance with Section 12.8, in accordance with Section 12.11(c).
[End of Schedule 5]

SCHEDULE 6 - EXISTING ADVANCES
This Schedule 6 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Schedule 6 sets forth, as of the Effective Date, all Advances made by the Lender to the Borrower under the Original Convertible Loan and Security Agreement (the "Original Agreement") and continued under this Agreement pursuant to Section 2.1.

#	Advance Date	Principal Amount USD
1	25-Oct-24	415,000
2	28-Oct-24	15,000
3	14-Nov-24	168,000
4	6-Dec-24	691,000
5	13-Dec-24	140,000
6	6-Feb-25	245,000
7	12-Mar-25	250,000
8	2-May-25	150,000
9	28-May-25	130,000
10	26-Jun-25	160,000
11	20-Nov-25	670,000
12	17-Dec-25	280,000
13	30-Jan-26	500,000
	Total	3,814,000

For the avoidance of doubt: (i) this Agreement amends and restates the Original Agreement in its entirety and does not constitute a novation of the existing Advances; (ii) the aggregate principal amount of US$3,814,000 includes the Original LSA Section 8.7(b) closing fee retained at Advance 1; and (iii) the difference between the principal recorded in the Lender's loan management system (US$3,799,000) and the aggregate principal amount on this Schedule 6 (US$3,814,000) is reconciled by the Original LSA Section 8.7(b) closing fee.
This Schedule 6 is a closing-date disclosure as of the Effective Date and shall not be amended, supplemented, or modified except by written amendment of the Agreement signed by all Parties in accordance with Section 12.8, in accordance with Section 12.11(c).
[End of Schedule 6]

SCHEDULE 7 - RELATED PARTY TRANSACTIONS
This Schedule 7 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
This Schedule 7 sets forth, as of the Effective Date, all Related Party Transactions of the Borrower or any Subsidiary that are referenced in Section 6 of the Agreement.

None.
For the avoidance of doubt, transactions that constitute Permitted Related Party Transactions under the definition in Section 1 of the Agreement are nonetheless required to be disclosed on this Schedule 7.
This Schedule 7 is a closing-date disclosure of the Borrower as of the Effective Date and shall not be amended, supplemented, or modified except by written amendment of the Agreement signed by all Parties in accordance with Section 12.8, in accordance with Section 12.11(c).
[End of Schedule 7]

SCHEDULE 8 - INTERCREDITOR PRINCIPLES
This Schedule 8 is attached to and forms part of the Amended and Restated Convertible Loan and Security Agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.
  Purpose and Status. This Schedule 8 sets forth the principles on which the Borrower shall use commercially reasonable efforts to negotiate an intercreditor agreement (an "Intercreditor Agreement") with each Project Financing lender. The principles in Section 2 are objectives, not conditions - the inability to secure any individual provision on the terms described below shall not prevent a financing from qualifying as a Project Financing under this Agreement, provided the Intercreditor Agreement as a whole is on terms consistent with market practice for the applicable jurisdiction. In the event of any conflict between the terms of an Intercreditor Agreement and this Agreement, the Intercreditor Agreement shall prevail to the extent of the conflict at the project company level, and this Agreement shall prevail at the Borrower and Project Holdco level.
  Intercreditor Principles. The Borrower shall use commercially reasonable efforts to procure that each Intercreditor Agreement includes the following provisions:
    Senior Priority. The Project Financing lender's first-priority security interest over the assets, revenues, accounts, and contractual rights of the project company shall be acknowledged and shall not be disturbed by the Lender or by any exercise of the Lender's rights under this Agreement or the Loan Documents. The Lender's security interests under this Agreement are limited to equity interests at the Borrower and Project Holdco level and do not extend to the assets of the project company.
    Distribution Waterfall. Distributions from the project company shall be applied in the following order of priority: first, to operating costs and maintenance reserves of the project company; second, to senior debt service and reserve requirements under the Project Financing; and third, to equity holders (including, indirectly, to the Project Holdco and thereafter to the Borrower and the Lender in accordance with their respective equity interests in the Project Holdco) in accordance with the distribution provisions of the Project Financing documents.
    Default Notices. Each of the Lender and the Project Financing lender shall notify the other in writing within ten
(10) Business Days of the occurrence of any event of default under their respective financing documents. Notice shall be delivered to the addresses specified in the Intercreditor Agreement.
    Cure Rights. The Lender shall have the right, but not the obligation, to cure any monetary default by the project company under the Project Financing within fifteen (15) Business Days following receipt of a default notice from the Project Financing lender, and any non-monetary default within thirty (30) calendar days following receipt of such notice (or such longer period as may be reasonably required to effect a cure, provided the Lender has commenced curing and is diligently pursuing the cure), in each case without prejudice to the Project Financing lender's first-priority security position. Any cure payment made by the Lender shall be deemed an additional Advance under this Agreement and shall be added to the Obligations.
    Standstill. Upon the occurrence of an event of default under the Project Financing, the Project Financing lender shall provide the Lender with not fewer than sixty (60) days' prior written notice before enforcing against the equity interests in the project company held by the Project Holdco, during which period the Lender may exercise its cure rights under paragraph (d) above. This standstill shall not restrict the Project Financing lender from exercising any other remedies against the assets of the project company, including acceleration, appointment of agents, or enforcement of security over project assets.
    Buy-Out Right. The Lender shall have the right, exercisable within the standstill period referred to in paragraph (e) above, to purchase the Project Financing lender's outstanding senior debt at a price equal to the aggregate of outstanding principal, accrued interest, breakage costs (if any), and reasonable enforcement costs incurred by the Project Financing lender, on terms to be agreed in the Intercreditor Agreement.
    Information Rights. The Borrower shall deliver to the Lender copies of all material financial reports, compliance certificates, covenant calculations, and default notices that the Borrower, the project company, or any Affiliate is required to deliver to the Project Financing lender, concurrently with delivery to the Project Financing lender.
    Amendments to Project Financing. The Borrower shall notify the Lender of any proposed material amendment, waiver, or modification to the Project Financing documents (including changes to the distribution waterfall, debt sizing, tenor, pricing, or financial covenant levels) not fewer than ten (10) Business Days prior to the effective date of such amendment. The Lender shall have the right to provide written comments during such period. For the avoidance of doubt, the Lender shall not have a veto right over amendments to the Project Financing documents, but the Borrower shall consider the Lender's comments in good faith.
  Negotiation and Execution. The Borrower shall commence negotiations with each Project Financing lender on the Intercreditor Agreement at a reasonably early stage of the Project Financing process and shall keep the Lender informed of the progress of such negotiations. The final form of Intercreditor Agreement shall be executed no later than the date of execution of the Project Financing documents. The Borrower shall deliver a copy of the executed Intercreditor Agreement to the Lender within five (5) Business Days of its execution.
  Market Adjustment. The Parties acknowledge that the terms available in any Intercreditor Agreement will depend on the identity and requirements of the applicable Project Financing lender, the jurisdiction of the Qualifying Project, and prevailing market practice at the time of the Project Financing. Where a Project Financing lender will not agree to a provision described in Section 2 on the terms set forth above, the Borrower shall negotiate in good faith the closest commercially available alternative and shall promptly inform the Lender of any material deviation from the principles in Section 2.
[End of Schedule 8]

Hecate - A&R (Execution Copy) Hecate - A&R (Execution Copy).pdf
1d2bea56196b6149cf3d34b8856da14e4755f08f MM / DD / YYYY
Signed

04 / 28 / 2026
11:10:23 UTC
Sent for signature to Mike Silvestrini (mike@energea.com) and David Wilhem (dwilhelm@hgrenergy.com) by integrations@hellosign.com acting on behalf of juan@energea.com
IP: 2a04:4e41:3a02:1567::9c51:6567

04 / 28 / 2026
15:16:39 UTC
Viewed by Mike Silvestrini (mike@energea.com) IP: 24.61.11.44

04 / 28 / 2026
15:16:47 UTC
Signed by Mike Silvestrini (mike@energea.com) IP: 24.61.11.44

04 / 28 / 2026
15:22:13 UTC
Viewed by David Wilhem (dwilhelm@hgrenergy.com) IP: 99.65.16.186

04 / 28 / 2026
15:23:45 UTC

04 / 28 / 2026
15:23:45 UTC
Signed by David Wilhem (dwilhelm@hgrenergy.com) IP: 99.65.16.186

The document has been completed.
CONFIDENTIAL

Draft - v11
Doc ID: 1d2bea56196b6149cf3d34b8856da14e4755f08f